Exhibit 99.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Management’s discussion and analysis of financial condition and results of operations is comprised of the following sections:

1. Overview

•	Introduction
•	Acquisition
•	Divestitures
•	Other Significant Events

2. Results of Operations

•	Overview
•	Consolidated Financial Results
•	Investment Management
•	Holding Company and Other Operations
•	Real Estate
•	Home Fashion
•	Holding Company
•	Discontinued Operations

3. Liquidity and Capital Resources

•	Consolidated Financial Results
•	Investment Management
•	Holding Company and Other Operations
•	Real Estate
•	Home Fashion
•	Discontinued Operations

4. Critical Accounting Policies and Estimates

5. Certain Trends and Uncertainties

The following discussion is intended to assist you in understanding our present business and the results of operations together with our present financial condition. This section should be read in conjunction with our consolidated financial statements as of December 31, 2006 and 2005 and for the years ended Decem-ber 31, 2006, 2005, and 2004 and the accompanying notes, including the basis of presentation described therein, which are included elsewhere in this Current Report on Form 8-K.

Overview

Introduction

We are a master limited partnership formed in Delaware on February 17, 1987. On September 17, 2007 we changed our name from American Real Estate Partners, L.P. to Icahn Enterprises L.P., or Icahn Enterprises. We own a 99% limited partnership interest in Icahn Enterprises Holdings L.P., or IEH, formerly known as American Real Estate Holdings Limited Partnership. IEH and its subsidiaries hold our investments and substantially all of our operations are conducted through IEH and its subsidiaries. Icahn Enterprises G.P. Inc., or IEGP, formerly known as American Property Investors, Inc., owns a 1% general partnership interest in both us and IEH, representing an aggregate 1.99% general partnership interest in us and IEH. IEGP is owned and controlled by Mr. Carl C. Icahn. As of September 30, 2007, affiliates of Mr. Icahn beneficially owned approximately 91.2% of our outstanding depositary units and approximately 86.5% of our outstanding preferred units.

We are a diversified holding company owning subsidiaries engaged in the following operating businesses: Investment Management, Real Estate and Home Fashion. We also operate discontinued operations including our former Gaming segment. In addition to our operating businesses, we discuss the Holding Company. The Holding Company includes the unconsolidated results of Icahn Enterprises L.P. and IEH, and investment activity and expenses associated with the activities of the holding company.

In accordance with accounting principles generally accepted in the United States, or U.S. GAAP, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests, and the financial statements of previously separate companies for all periods under common control prior to the acquisition are restated on a consolidated basis.

Business Strategy

Our business strategy includes the following:

Enhance Value of Existing Businesses.  We continually evaluate our operating businesses with a view to maximizing their value to us. In each of our businesses, we place senior management with the expertise to run these businesses and give them operating objectives that they must achieve. We will advise management on major strategic and capital initiatives. We may make additional investments in business segments to improve the performance of their operations.

Invest Capital to Grow Existing Operations or Add New Operating Platforms.  Our management team has extensive experience in identifying, acquiring and developing undervalued businesses or assets. We may look to make acquisitions of assets or operations that complement our existing businesses. We also may look to add new operating platforms by acquiring businesses or assets directly or establishing an ownership position through the purchase of debt or equity securities of troubled entities and may then negotiate for the ownership or effective control of their assets.

Enhance Returns on Assets.  We continually look for opportunities to enhance returns on both our liquid and operating assets. We may seek to unlock value by selling all or a part of a business segment.

Acquisition

On August 8, 2007, we acquired the general partnership interests in the General Partners (as defined below) and Icahn Capital Management L.P., or New Icahn Management. These entities provide investment advisory and certain management services to the Private Funds but do not provide such services to any other entities, individuals or accounts. We entered into the Contribution Agreement with CCI Offshore Corp., CCI Onshore Corp., Icahn Management LP, or Icahn Management, and Carl C. Icahn. CCI Onshore, CCI Offshore and Icahn Management are collectively referred to herein as the Contributors. Pursuant to the Contribution Agreement, we acquired general partnership interests in the General Partners, acting as general partners of Icahn Partners LP, or the Onshore Fund, and the Offshore Master Funds managed and controlled by Mr. Icahn. As referred to herein, the General Partners consist of Icahn Onshore LP, or the Onshore GP, and Icahn Offshore LP, or the Offshore GP. In addition, as referred to herein, the Offshore Master Funds consist of (i) Icahn Partners Master Fund LP, or Offshore Master Fund I, (ii) Icahn Partners Master Fund II L.P., or Offshore Master Fund II, and (iii) Icahn Partners Master Fund III L.P., or Offshore Master Fund III. The Onshore Fund and the Offshore Master Funds are collectively referred to herein as the Investment Funds.

The Offshore GP also acts as general partner of certain funds formed as Cayman Islands exempted limited partnerships that invest in the Offshore Master Funds. These funds, together with other funds that also invest in the Offshore Master Funds, are collectively referred to herein as the Feeder Funds. The Feeder Funds and the Investment Funds are collectively referred to herein as the Private Funds.

We also acquired the general partnership interest in New Icahn Management, a newly formed management company that provides certain management and administrative services to the Private Funds. Prior to the acquisition on August 8, 2007, Icahn Management performed such services. As referred to herein, the term

Investment Management and GP Entities includes Icahn Management (for the period prior to the acquisition on August 8, 2007) or New Icahn Management (for the period subsequent to the acquisition on August 8, 2007) and, in either case, the General Partners. The Investment Management and GP Entities provide investment advisory and certain management services to the Private Funds. The Investment Management and GP Entities do not provide investment advisory or other management services to any other entities, individuals or accounts. Interests in the Private Funds are offered only to certain sophisticated and accredited investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available.

The total initial consideration paid for the acquisition was $810 million of our depositary units based on the volume-weighted average price of our depositary units on the New York Stock Exchange. In addition, we have agreed to make certain earn-out payments to the Contributors over a five-year period payable in additional depositary units based on our after-tax earnings from the General Partners and New Icahn Management subsequent to the acquisition, which includes both management fees and performance-based or incentive allocations paid by the Private Funds to New Icahn Management and the General Partners. There is a potential maximum aggregate earn-out (including any catch-up) of $1.121 billion which is subject to achieving total after-tax earnings during the five-year period of at least $3.906 billion.

Pursuant to the Contribution Agreement, CCI Offshore contributed to us 100% of its general partnership interests in the Offshore GP, referred to herein as the Offshore Partnership Interests. In addition, CCI Onshore contributed to us 100% of its general partnership interests in Onshore GP, referred to herein as the Onshore Partnership Interests.

Immediately prior to the execution and delivery of the Contribution Agreement, Icahn Management and New Icahn Management entered into an agreement pursuant to which Icahn Management contributed substantially all of its assets and liabilities, other than certain rights in respect of deferred management fees, to New Icahn Management in exchange for 100% of the general partnership interests in New Icahn Management. Such contribution included the assignment of certain management agreements with the Private Funds. Pursuant to the Contribution Agreement, Icahn Management contributed to us 100% of its general partnership interests in New Icahn Management, referred to herein as the New Icahn Management Partnership Interests. The Onshore Partnership Interests, the Offshore Partnership Interests and the New Icahn Management Partnership Interests are collectively referred to herein as the Partnership Interests.

We, along with the Private Funds, also entered into a covered affiliate agreement, simultaneously with the closing of the transactions contemplated by the Contribution Agreement, pursuant to which we (and certain of our subsidiaries) agreed, in general, to be bound by certain restrictions on our investments in any assets that the General Partners deem suitable for the Private Funds, other than government and agency bonds, cash equivalents and investments in non-public companies. We and our subsidiaries will not be restricted from making investments in the securities of certain companies in which Mr. Icahn or companies he controlled had an interest in as of the date of the initial launch of the Private Funds, and companies in which we had an interest as of the date of acquisition on August 8, 2007. We and our subsidiaries, either alone or acting together with a group, will not be restricted from (i) acquiring all or any portion of the assets of any public company in connection with a negotiated transaction or series of related negotiated transactions or (ii) engaging in a negotiated merger transaction with a public company and, pursuant thereto, conducting and completing a tender offer for securities of the company. The terms of the covered affiliate agreement may be amended, modified or waived with our consent and the consent of each of the Private Funds, provided, however, that a majority of the members of an investor committee maintained for certain of the Private Funds may (with our consent) amend, modify or waive any provision of the covered affiliate agreement with respect to any particular transaction or series of related transactions.

We have also entered into an employment agreement with Mr. Icahn pursuant to which, over a five-year term, Mr. Icahn will serve as the Chairman and Chief Executive Officer of New Icahn Management, in addition to his current role as Chairman of Icahn Enterprises. Mr. Icahn also serves as the Chief Executive Officer of the General Partners. During the employment term, we will pay Mr. Icahn an annual base salary of $900,000 and an annual incentive bonus based on a bonus formula with two components. The first component is based on the annual return on assets under management by the Investment Management and GP Entities.

The second component of the annual bonus payable by us is tied to the growth in our annual net income (other than income or losses resulting from the operations of the Investment Management and GP Entities).

Fifty percent of all bonus amounts payable by us and New Icahn Management shall be subject to mandatory deferral and treated as though invested in the Private Funds and as though subject to a 2% annual management fee (but no incentive allocation). Such deferred amounts shall be subject to vesting in equalannual installments over a three-year period commencing from the last day of the year giving rise to the bonus. Amounts deferred generally are not subject to acceleration and unvested deferred amounts shall be forfeited if Mr. Icahn ceases to be employed under his employment agreement, provided that all deferred amounts shall vest in full and be payable in a lump sum payment thereafter if the employment of Mr. Icahn is terminated by us without Cause, Mr. Icahn terminates his employment for Good Reason (as such terms are defined in the employment agreement), or upon Mr. Icahn’s death or disability during the employment term. In addition, upon Mr. Icahn’s completion of service through the end of the employment term, Mr. Icahn will also vest in full in any mandatory deferrals. Vested deferred amounts (and all deferred returns, earnings and profits thereon) shall be paid to Mr. Icahn within 60 days following the vesting date. Returns on amounts subject to deferral shall also be subject to management fees charged by New Icahn Management.

The diagram below depicts the Investment Management and GP Entities organizational structure immediately following the above-described acquisition(1).

(1)	This diagram depicts consolidated entities only and does not include certain unconsolidated Feeder Funds.

Divestitures

On April 22, 2007, we entered into an agreement to sell our remaining gaming operations. During the fourth quarter of fiscal 2006, we divested our Oil and Gas segment unit and our Atlantic City gaming properties. These segments are discussed as part of our discontinued operations.

Other Significant Events

Debt Offerings

On January 16, 2007, we issued an additional $500.0 million aggregate principal amount of 7.125% notes, or the additional 7.125% notes (the 7.125% notes and the additional 7.125% notes being referred to herein as the notes), priced at 98.4% of par, or at a discount of 1.6%, pursuant to the 2005 Indenture. See Note 12, “Long-Term Debt.” The notes have a fixed annual interest rate of 7.125%, which will be paid every six months on February 15 and August 15 and will mature on February 15, 2013. At the time we issued the additional 7.125% notes, we entered into a new registration rights agreement in which we agreed to permit noteholders to exchange the private notes for new notes which will be registered under the Securities Act of 1933, as amended, or the Securities Act. A preliminary registration statement on Form S-4 with respect thereto was filed on June 21, 2007. Pursuant to the registration rights agreement entered into in connection with the issuance of additional 7.125% Notes, the registration statement must be declared effective by the SEC on or before November 13, 2007. Since the registration statement was not declared effective in a timely manner, we are required to pay to the holders of the additional notes liquidated damages in an amount equal to $0.05 per week per $1,000 in principal amount of the additional notes for each week or portion thereof that the registration statement has not been declared effective for the first 90-day period following November 13, 2007, with such liquidated damages increasing by an additional $0.05 per week per $1,000 in principal amount of the additional notes with respect to each subsequent 90-day period until the registration statement has been declared effective, up to a maximum amount of liquidated damages of $0.50 per week per $1,000 in principal amount of the additional notes. All such accrued liquidated damages shall be paid by us on each February 15th and August 15th until the registration statement has been declared effective.

In April 2007, we issued an aggregate of $600.0 million aggregate principle amount of variable rate senior convertible notes due 2013, or the variable rate notes. The variable rate notes were sold in a private placement pursuant to Section 4(2) of the Securities Act and issued pursuant to an indenture dated as of April 5, 2007, by and among us, as issuer, Icahn Enterprises Finance Corp., or IEF, which was formerly known as American Real Estate Finance Corp., as co-issuer, and Wilmington Trust Company, as trustee. The variable rate notes bear interest at a rate of three month LIBOR minus 125 basis points, but no less than 4.0% nor higher than 5.5%, and are convertible into depositary units of Icahn Enterprises at a conversion price of $132.595 per share, subject to adjustments in certain circumstances. As of September 30, 2007, the interest rate was 4.1%. In the event that we declare a cash dividend or similar cash distribution in any calendar quarter with respect to our depositary units in an amount in excess of $0.10 per depositary unit (as adjusted for splits, reverse splits, and/or stock dividends), the indenture requires that we simultaneously make such distribution to holders of the variable rate convertible notes in accordance with a formula set forth in the indenture.

The variable rate notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. In connection with the sale of the variable rate notes, we and the initial buyers have entered into a registration rights agreement, pursuant to which we have agreed to file a shelf registration statement on Form S-3 with respect to resales of depositary units issuable upon conversion of the variable rate notes. A preliminary registration statement on Form S-3 with respect thereto was filed on June 21, 2007. Pursuant to the registration rights agreement entered into in connection with the issuance of these variable rate notes, the registration statement must be declared effective by the SEC on or before December 31, 2007. Otherwise, we shall pay to the holders of the variable rate notes $2.0 million in the aggregate in additional interest for each 30-day period after December 31, 2007 that the registration statement has not been declared effective. All such accrued additional interest shall be paid by us on each January, April, July and October 15th until the registration statement has been declared effective.

Investment Management Operations

Subsequent to December 31, 2006, through the date of the report of the independent registered public accounting firm to the consolidated financial statements, the Onshore Fund received $700.0 million in capital contributions from Icahn Enterprises on which no management fees or incentive allocations are applicable.

Subsequent to December 31, 2006, through the date of the report of independent registered public accounting firm to the consolidated financial statements, Offshore Master Fund I received $791.3 million in subscriptions from Offshore Master Fund I limited partners (including investors in the Offshore Fund), and paid redemptions of $4.4 million.

Offshore Master Fund II, a Cayman Islands exempted limited partnership, was formed on January 18, 2007. Offshore Master Fund II commenced operations on February 1, 2007. Icahn Fund II Ltd., a Cayman Islands exempted limited liability corporation, invests substantially all of its assets in Offshore Master Fund II. Koala Holding Limited Partnership, a Delaware limited partnership (“Koala Holding”), is also an investor in Offshore Master Fund II. The Offshore GP is the general partner of Offshore Master Fund II and is responsible for the management and investment decisions of Offshore Master Fund II.

Offshore Master Fund III, a Cayman Islands exempted limited partnership, was formed on March 7, 2007. Offshore Master Fund III commenced operations on April 1, 2007. Icahn Fund III Ltd., a Cayman Islands exempted limited liability corporation, invests substantially all of its assets in Offshore Master Fund III. Koala Holding is also an investor in Offshore Master Fund III. The Offshore GP is the general partner of Offshore Master Fund III and is responsible for the management and investment decisions of Offshore Master Fund III.

Subsequent to the acquisition of the Partnership Interests on August 8, 2007, New Icahn Management provides certain management and administrative services to Icahn Fund II Ltd. and Icahn Fund III Ltd. in exchange for a management fee.

Terminated Acquisition of Lear Corporation

On February 9, 2007, we, through a wholly owned subsidiary, entered into an agreement and plan of merger (as amended on July 9, 2007) (referred to as the merger agreement) pursuant to which we would acquire Lear Corporation, or Lear, a publicly traded company that provides automotive interior systems worldwide, for an aggregate consideration of approximately $5.2 billion, including the assumption by the surviving entity of certain outstanding indebtedness of Lear and refinancing of Lear’s existing term loan and credit facility. The consummation of the transaction was subject to a shareholder vote.

On July 16, 2007, at Lear’s 2007 Annual Meeting of Stockholders, the merger did not receive the affirmative vote of the holders of a majority of the outstanding shares of Lear’s common stock. As a result, the merger agreement terminated in accordance with its terms. As required by the merger agreement, in connection with the termination, Lear (i) paid to our subsidiary $12.5 million in cash, (ii) issued to the subsidiary 335,570 shares of Lear’s common stock and (iii) increased from 24% to 27% the share ownership limitation under the limited waiver of Section 203 of the Delaware General Corporation Law, or Delaware Law, granted by Lear to us along with affiliates of and funds managed by Carl C. Icahn. In addition, if (1) Lear stockholders enter into a definitive agreement with respect to an Acquisition Proposal, as defined in the merger agreement, within 12 months after the termination of the merger agreement and such transaction is completed and (2) such Acquisition Proposal has received approval, if required by applicable Law (as defined in the merger agreement), by the affirmative vote or consent of the holders of a majority of the outstanding shares of Lear common stock within such 12-month period, Lear will be required to pay to our subsidiary an amount in cash equal to the Superior Fee, as defined in the merger agreement, less $12.5 million.

In connection with the termination of the merger agreement, the commitment letter, dated as of February 9, 2007, or the commitment letter, by and among our subsidiary, Bank of America, N.A. and Banc of America Securities LLC, also terminated pursuant to its terms. The commitment letter provided for certain credit facilities intended to refinance and replace Lear’s existing credit facilities and to fund the transactions contemplated by the merger agreement. See Note 19, “Commitments and Contingencies — Lear Corporation” for a discussion of pending a legal proceeding challenging the payment of the break-up fee to us in connection with the termination.

Acquisition of PSC Metals, Inc.

On November 5, 2007, we acquired, through a subsidiary, all of the issued and outstanding capital stock of PSC Metals, Inc., or PSC Metals, from Philip Services Corporation, or Philip. PSC Metals is engaged in transporting, recycling and processing metals. The consideration for the transaction was $335 million in cash.

As part of the transaction, our wholly owned subsidiary purchased 100% of the issued and outstanding capital stock of PSC Metals, whereby PSC Metals became our indirect wholly owned subsidiary. Prior to the acquisition, PSC Metals was a co-borrower with Philip and other Philip subsidiaries under a credit agreement, or the Credit Agreement, with UBS Securities LLC, as lead arranger, and had granted a security interest in substantially all of its assets to secure its obligations thereunder. Approximately $34.6 million of the proceeds from the transaction was paid to release PSC Metals from all claims, guarantees and future obligations under the Credit Agreement. In addition, Philip used a portion of the proceeds to collateralize PSC Metals’ letters of credit of approximately $6.3 million. PSC Metals is currently under negotiations to enter into a $100.0 million asset-based borrowing agreement. Subsequent to the closing of the borrowing agreement, PSC Metals will fund its letters of credit from its borrowing base and funds used to collateralize the letters of credit by Philip will be released.

Mr. Icahn indirectly owns a 95.6% interest and we indirectly own the remaining 4.4% interest in Philip. The transaction was approved by a special committee of independent members of our board of directors. The special committee was advised by its own legal counsel and independent financial adviser with respect to the transaction. The special committee received an opinion from its financial adviser as to the fairness to us, from a financial point of view, of the consideration paid by us.

Settlement of GBH Bankruptcy Proceedings

On January 30, 2007, the Eighth Modified Chapter 11 Plan of Liquidation of GBH was approved. On February 22, 2007, in accordance with the plan, we acquired (1) all of the Atlantic Coast common stock owned by GBH for a cash payment of approximately $52.0 million and in satisfaction of all claims arising under the Loan and Security Agreement, dated as of July 25, 2005, between GBH and us and (2) all of the warrants to acquire Atlantic Coast common stock and the Atlantic Coast common stock owned by RSH for a cash payment of $3.7 million. In accordance with the plan, GBH used the $52.0 million to pay amounts owed to its creditors, including the holders of GBH’s 11% notes and holders of administrative claims and to establish an approximate $330,000 fund to be distributed pro rata to holders of equity interests in GBH other than us and other Icahn affiliated entities. In addition, we and other Icahn affiliated entities received releases of all direct and derivative claims that could be asserted by GBH, its creditors and stockholders, including RSH. We recorded a gain of $18.5 million in the first quarter of 2007 in connection with the settlement of these claims. All claims relating to GBH asserted by its creditors and RSH have now been resolved. In the second quarter of fiscal 2007, we and several other investors exercised warrants to purchase shares of common stock of Atlantic Coast, resulting in an increase of the minority interest in Atlantic Coast and decrease in our ownership to 94.2%.

Atlantic Coast Entertainment Holdings, Inc. Merger

On November 15, 2007, ACE HI Merger Corp., or Merger Corp, our indirect wholly owned subsidiary and the owner of approximately 94.2% of the outstanding shares of Atlantic Coast common stock, completed a short-form merger transaction, or the Merger, under Section 253 of Delaware Law, pursuant to which Merger Corp merged with and into Atlantic Coast and Atlantic Coast became our wholly owned subsidiary. Pursuant to the Merger, the holders of Atlantic Coast common stock (other than Merger Corp) are entitled to receive $21.19 per share in cash in exchange for their shares. Alternatively, by following the procedures set forth under Delaware Law, any of these stockholders who do not wish to accept the $21.19 per share cash consideration are entitled to receive payment in cash of the “fair value” of these shares as determined by an appraisal proceeding by the Delaware Court of Chancery.

Merger Corp will mail Notices of Merger and Appraisal Rights, Letters of Transmittal and other documents necessary for the exchange of stock certificates to stockholders within the time provided by Delaware Law. The Notice of Merger and Appraisal Rights will also provide information for stockholders who choose to exercise their appraisal rights under Delaware Law.

On November 16, 2007 Atlantic Coast filed a Form 15 with the Securities and Exchange Commission, or the SEC, thereby terminating its reporting obligations under the ’34 Act and its status as a public company.

NEGI Liquidation

On November 12, 2007, the board of directors of NEGI determined that it is in the best interests of NEGI’s shareholders to liquidate all of NEGI’s assets and approved the dissolution of NEGI and a plan of dissolution and liquidation, or the Plan, subject to required shareholder approval. NEGI will announce the timing of the shareholder meeting at which approval will be requested and set a record date for the shares entitled to vote at such meeting after the SEC has completed its review of the related proxy materials that NEGI intends to file.

Following shareholder approval of NEGI’s dissolution pursuant to the Plan, NEGI expects to carry out an orderly disposition of NEGI’s assets and liabilities and then declare a cash distribution to its shareholders. NEGI will then file a Form 15 with the SEC, terminating its reporting obligations under the ’34 Act and its status as a public company.

Sale of Common Stock of SandRidge Energy, Inc.

On April 4, 2007, our subsidiaries signed agreements to sell their entire position in the common stock of SandRidge to a consortium of investors in a series of private transactions. The per share selling price was $18, and total cash consideration received at closing was approximately $243.2 million.

Declaration of Dividends on Preferred Units

On February 27, 2007, we declared our scheduled annual preferred unit distribution payable in additional preferred units at the rate of 5% of the liquidation preference of $10.00. The distribution is payable on March 30, 2007 to holders of record as of March 15, 2007. In March 2007, the number of authorized preferred units was increased to 12,100,000.

Declaration of Distribution on Depositary Units

On February 27, 2007, the Board of Directors approved payment of a quarterly cash distribution of $0.10 per unit on its depositary units payable in the first quarter of 2007 consistent with the distribution policy established in 2005. The distribution was paid on March 29, 2007 to depositary unitholders of record at the close of business on March 14, 2007.

On May 4, 2007, the Board of Directors approved a $0.05 increase in our quarterly distribution policy and payment of a quarterly cash distribution of $0.15 per unit on our depositary units payable in the second quarter of 2007. The distribution was paid on June 1, 2007 to depositary unitholders of record at the close of business on May 22, 2007. Under the terms of the indenture dated April 5, 2007 governing our variable rate notes as previously defined, we also made a $0.05 distribution to holders of these notes in accordance with the formula set forth in the indenture.

On August 3, 2007, the Board of Directors approved payment of a quarterly cash distribution of $0.15 per unit on our depositary units payable in the third quarter of 2007. The distribution was paid on September 7, 2007 to depositary unitholders of record at the close of business on August 27, 2007. Under the terms of the indenture dated April 5, 2007 governing our variable rate notes, we also made a $0.05 distribution to holders of these notes in accordance with the formula set forth in the indenture.

On November 2, 2007, the Board of Directors approved a quarterly distribution of $0.15 per unit on our depositary units payable in the fourth quarter of 2007. The distribution will be paid on December 3, 2007 to depositary unitholders of record at the close of business on November 19, 2007. Under the terms of the indenture dated April 5, 2007 governing our variable rate notes due 2013, we will also be making a $0.05 distribution to holders of these notes in accordance with the formula set forth in the indenture.

Results of Operations

Overview

A summary of the significant events that occurred in 2006 is as follows:

•	Sale of our Oil and Gas operating unit and our Atlantic City gaming properties in November 2006, resulting in a gain of approximately $663.7 million;

•	Enhancement of our liquidity: our total Holding Company cash and investments as of December 31, 2006 increased to approximately $2.6 billion, as compared to $1.3 billion as of December 31, 2005, resulting primarily from the proceeds from the sale of our Oil and Gas and Atlantic City gaming properties;
•	Execution of a credit agreement providing for additional borrowings by Icahn Enterprises of up to $150.0 million. As of December 31, 2006 there were no borrowings under the facility;
•	Acquisition of the Aquarius Casino Resort in Laughlin, Nevada in May 2006; and
•	Increase in our investment in WPI through the purchase of $200.0 million of preferred stock, the proceeds of which, in part, WPI used to acquire a manufacturing facility in Bahrain.

The key factors affecting the financial results for the year ended December 31, 2006 versus 2005 were:

•	Reclassifying the financial results of our former Oil and Gas operating unit and Atlantic City gaming properties to discontinued operations as a result of the sale of those businesses in the fourth quarter of 2006. These sales resulted in a gain of $663.7 million. Gains on sales of assets from the sales and disposition of real estate were $12.7 million and $21.8 million for 2006 and 2005, respectively;
•	Increased income from continuing operations of $175.1 million from our Investment Management segment primarily due to the performance of the Private Funds and increased asset under management, or AUM;
•	Increased income from continuing operations of $10.0 million from our Real Estate segment, attributable primarily to $36.1 million of sales at our New Seabury, Massachusetts property;
•	Increased loss from continuing operations of $64.5 million from our Home Fashion segment, of which $44.0 million relates to restructuring costs, consisting primarily of impairment charges in connection with the closing of plants, the effect of which on net earnings was offset in part by the $56.4 million increase in the minority interests’ share in WPI’s losses;
•	Net realized and unrealized gains on investments of our Holding Company of $91.3 million in 2006 compared to net realized and unrealized losses on investments of $21.3 million in 2005 in our Holding Company and other operations; and
•	Recording $34.5 million of income tax benefits in 2006 as a result of the reversal of deferred tax valuation allowances for our former Oil and Gas operating unit and Atlantic City gaming properties;

The key factors affecting the financial results for the year ended December 31, 2005 versus 2004 were:

•	Income from continuing operations decreased by $25.5 million, principally due to an increase in loss from Holding Company segment due to net losses on securities of $21.3 million in 2005 versus gains of $16.5 million in 2004. Additionally, Holding Company segment interest expense increased by $43.5 million due to higher debt levels. This loss was offset by an increase in income from continuing operations of the Investment Management segment of $73.2 million. The Investment Management segment revenues in 2005 comprise 12 months of financial results compared to two months of financial results in 2004. The Private Funds were launched on November 1, 2004; and
•	Income from discontinued operations decreased $80.8 million resulting from reduced gains on sales of properties and impairment charges of $52.4 million in connection with the bankruptcy of GBH.

Consolidated Financial Results

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Total revenues for 2006 increased by $1.4 billion, or 148.2%, as compared to the comparable prior year period. The increase was primarily due to higher Investment Management segment revenues of $751.4 million compared to 2005 resulting from the positive performance of the Private Funds during the period. This increase also reflects the inclusion of WPI, comprising our Home Fashion segment, which we acquired in August 2005, for the entire year in 2006.

Total expenses for 2006 increased $671.7 million, or 101.9%, as compared to the comparable prior year period. The increase was primarily due to the inclusion of our Home Fashion segment, which we acquired in August 2005, for the entire year in 2006. Of the $671.7 million increase in 2006 compared to 2005, $572.1 was due to the inclusion of the Home Fashion segment.

Income from continuing operations increased $230.7 million, or 787.1%, as compared to the comparable prior year period. The increase was primarily due to higher income from continuing operations from the Investment Management segment of $175.1 million, primarily due to positive performance of the Private Funds and higher AUM compared to the comparable prior period. Additionally, the Holding Company also contributed $108.5 million to this increase primarily from an increase in the net gains from investment activities compared to the comparable prior period. The overall increase in 2006 was partially offset by losses incurred by the Home Fashion segment compared to the comparable prior period.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Total revenues for 2005 increased by $734.9 million, or 391.4%, as compared to the comparable prior year period. The increase was primarily due to higher Investment Management segment revenues of $290.8 million resulting from the performance of the Private Funds and higher AUM compared to the comparable prior period. The increase in total revenues also includes the Home Fashion segment revenues of 441.8 million, which we acquired in August 2005.

Total expenses for 2005 increased $575.0 million, or 682.3%, as compared to the comparable prior year period. The increase was primarily due to the inclusion of the Home Fashion segment, which we acquired in August 2005.

Income from continuing operations for 2005 decreased $25.5 million, or 46.5%, as compared to the comparable prior year period. Included in this decrease is WPI’s loss of $9.3 million which comprised five months of financial results. WPI was acquired in August 2005. The decrease was primarily due to higher Holding Company interest expense of $43.5 million resulting from the issuance of additional debt in February 2005 of $480.0 million principal amount of 7.125% senior notes due 2013. This was offset by an increase in income from continuing operations of the Investment Management segment of $73.2 million. The Investment Management segment revenues in 2005 comprise 12 months of financial results compared to two months of financial results in 2004. The Private Funds were launched on November 1, 2004.

Investment Management

Overview

The Investment Management and GP Entities provide investment advisory and certain management services to the Private Funds. The Investment Management and GP Entities do not provide investment advisory or other management services to any other entities, individuals or accounts, and interests in the Private Funds are offered only to certain sophisticated and accredited investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available.

The Private Funds pursue a value-oriented activist investment philosophy. Although Mr. Icahn has been a long-time activist investor, since 1987, Mr. Icahn has not managed a pool of capital raised from outside investors until the Private Funds were launched on November 1, 2004. The Private Funds invest across a variety of industries and types of securities, including long and short equities, long and short bonds, bank debt and other corporate obligations, risk arbitrage and capital structure arbitrage and other special situations. The Private Funds invest a material portion of their capital in publicly traded equity and debt securities of companies that the General Partners believe to be undervalued by the marketplace. The Private Funds sometimes take significant positions in the companies in which they invest.

The Investment Management and GP Entities generate income from amounts earned pursuant to contractual arrangements with the Private Funds. Such amounts typically include an annual management fee of 2.5% of the net asset value of fee-paying capital in the Private Funds before a performance-based, or incentive, allocation of 25% of the net profits earned by the Private Funds subject to a “high water mark” (whereby the Investment Management and GP Entities do not earn incentive allocations during a particular year even though the fund had a positive return in such year until losses in prior periods are recovered). The Investment

Management and GP Entities may modify or waive such amounts in certain circumstances where (a) an investor has reduced fees based on the amount invested and related lock-up periods or (b) investments are made by Mr. Icahn or his affiliates. The Investment Management and GP Entities and their affiliates may also earn income through their principal investments in the Private Funds. All of the management fees earned from consolidated entities by Icahn Management (and, subsequent to the acquisition of the Partnership Interests on August 8, 2007, by New Icahn Management) and the incentive allocations earned by the Onshore GP and the Offshore GP from the Onshore Fund and Offshore Master Fund I, respectively, are eliminated in consolidation; however, the Investment Management and GP Entities’ share of the net income from the Private Funds includes the amount of these eliminated fees. Any management fees earned from unconsolidated Private Funds are recorded and reflected separately on the consolidated statements of operations.

Our results are primarily driven by the combination of the Private Funds’ AUM and the investment performance of the Private Funds. As AUM increases, management fee revenues generally increase in tandem because Icahn Management charges management fees based on the net asset value of fee-paying capital in the Private Funds, generally at the beginning of each quarter. Incentive allocations are determined based on the aggregate amount of net profits earned by the Private Funds. Incentive allocations are influenced by the investment performance of the Private Funds, which is a principal determinant of the long-term success of the investment management operations because it enables AUM to be increased through retention of fund profits and by making it possible to attract new investment capital and minimize redemptions by Private Fund investors.

AUM and Fund Performance

The table below reflects changes to AUM for the years December 31, 2006 and 2005 and from November 1, 2004 (inception) through December 31, 2004. The end of period balances represent total AUM, including deferred management fees and incentive allocations and our own investments in the funds as well as investments of other affiliated parties who have not been charged management fees or incentive allocations for the periods presented (in $000).

	For the Year Ended December 31,
	2006	2005	2004
Balance, beginning of period	$2,646,652	$1,166,578	$—
Net in-flows	332,173	1,150,158	1,106,340
Appreciation	1,041,168	329,916	60,238
Balance, end of period	$4,019,993	$2,646,652	$1,166,578
Fee-Paying AUM	$3,193,415	$2,136,354	$821,765

The following table sets forth performance information for the Private Funds that were in existence for the comparative periods presented. These gross returns represent a weighted average composite of the average gross returns, net of expenses for the Private Funds.

	Gross Return(1) for the Year Ended December 31,
Fund	2006	2005	2004(2)
Private Funds	37.8%	17.9%	5.6%

(1)	These returns are indicative of a typical investor who has been invested since inception of the funds. The performance information is presented gross of management fees but net of expenses. Past performance is not necessarily indicative of future results.
(2)	Performance for 2004 is for the period from November 1, 2004 (inception) through December 31, 2004.

Our aggregate gross performance of 37.8% for 2006 was driven by a few core activist positions as well as strong U.S. equity and credit markets. Investments in five positions — Time Warner, Kerr McGee, Lear Corporation, Cigna and KT&G — were the main drivers of our performance, contributing over 62% of our total profits. Profits were somewhat mitigated by hedge positions in energy and shorts against a few long hotel and retail positions. Volatility was reduced as a result, as is our intent with these short positions.

Gross performance for 2005 of 17.9% was lower than in 2006 as we were in the process of investing the Private Funds. In addition, equity market returns were less robust in 2005 compared to 2006. Returns for the Private Funds were largely driven by our investments in Kerr McGee, Fairmont Hotels and Temple Inland. (We had a large position in Time Warner during 2005, which slightly detracted from performance.) Our investment in Blockbuster detracted from our overall performance.

Since inception, the Private Funds’ gross returns are 71.5%, representing an annualized rate of return of 28.3% through December 31, 2006. These returns have been the result of bottom-up security selection, largely driven by our core activist equity positions.

Operating Results

We consolidate certain of the Private Funds into our results. Accordingly, in accordance with U.S. GAAP, all management fees, incentive allocations and earnings on investments in the Private Funds are eliminated in consolidation. These eliminations had no impact on our net income, however, our allocated share of the net income from the Private Funds includes the amount of these eliminated fees.

The tables below provide a reconciliation of the unconsolidated revenues and expenses of the Investment Management and GP Entities to the consolidated U.S. GAAP revenues and expenses. The first column represents the results of operations of the Investment Management and GP Entities without the impact of consolidating the Private Funds or the eliminations arising from the consolidation of these funds. This includes the gross amount of management fees, incentive allocations and returns on investments in the Private Funds that is attributable to Icahn Enterprises only. The second column represents the total consolidated income and expenses of the Private Funds for all investors, including Icahn Enterprises, before eliminations. The third column represents the eliminations required in order to arrive at our consolidated U.S. GAAP reported income for the sector.

Summarized income statement information on a deconsolidated basis and on a U.S. GAAP basis for the years ended December 31, 2006, 2005 and 2004 is as follows ($000s):

	For the Year Ended December 31, 2006
	Investment Management and GP Entities	Consolidated Private Funds	Eliminations	Total U.S. GAAP Reported Income
Revenues:
Management fees	$82,415	$—	$(82,415)	$—
Incentive allocations	190,478	—	(190,478)	—
Net gain from investment activities	25,822	1,030,740	(25,822)	1,030,740
Interest, dividends and other income	345	73,218	—	73,563
	299,060	1,103,958	(298,715)	1,104,303
Costs and expenses	37,629	32,205	—	69,834
Interest expense	—	9,901	—	9,901
Income from continuing operations before income taxes and non-controlling interests	261,431	1,061,852	(298,715)	1,024,568
Income tax expense	(1,763)	—	—	(1,763)
Non-controlling interests in income of consolidated entities	—	(763,137)	—	(763,137)
Income from continuing operations	$259,668	$298,715	$(298,715)	$259,668

	For the Year Ended December 31, 2005
	Investment Management and GP Entiites	Consolidated Private Funds	Eliminations	Total U.S. GAAP Reported Income
Revenues:
Management fees	$44,201	$—	$(44,201)	$—
Incentive allocations	57,302	—	(57,302)	—
Net gain from investment activities	1,887	305,440	(1,887)	305,440
Interest, dividends and other income	168	47,268	—	47,436
	103,558	352,708	(103,390)	352,876
Costs and expenses	18,093	7,914	—	26,007
Interest expense	—	43	—	43
Income from continuing operations before income taxes and non-controlling interests	85,465	344,751	(103,390)	326,826
Income tax expense	(890)	—	—	(890)
Non-controlling interests in income of consolidated entities	—	(241,361)	—	(241,361)
Income from continuing operations	$84,575	$103,390	$(103,390)	$84,575

	November 1, 2004 through December 31, 2004
	Investment Management and GP Entiites	Consolidated Private Funds	Eliminations	Total U.S GAAP Reported Income
Revenues:
Management fees	$3,198	$—	$(3,198)	$—
Incentive allocations	9,661	—	(9,661)	—
Net gain from investment activities	57	59,254	(57)	59,254
Interest, dividends and other income	—	2,846	—	2,846
	12,916	62,100	(12,916)	62,100
Costs and expenses	1,441	463	—	1,904
Interest expense	—	72	—	72
Income from continuing operations before income taxes and non-controlling interests	11,475	61,565	(12,916)	60,124
Income tax expense	(81)	—	—	(81)
Non-controlling interests in income of consolidated entities	—	(48,649)	—	(48,649)
Income from continuing operations	$11,394	$12,916	$(12,916)	$11,394

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Management fees increased by $38.2 million, or 86.5%, to $82.4 million for the twelve months ended December 31, 2006 from $44.2 million for the comparable period in 2005. The increase was attributable to increases in fee-paying AUM as noted above.

Incentive allocations increased by $133.2 million, or 232.4%, to $190.5 million for the twelve months ended December 31, 2006 compared to $57.3 million for the comparable period in 2005. This increase relates to the positive performance of the Private Funds during the period as a result of the economic and market factors discussed above as well as an increase in fee-paying AUM. The General Partners’ incentive allocations earned from the Private Funds are accrued on a quarterly basis and are allocated to the Onshore GP and the Offshore GP, respectively, at the end of the Private Funds’ fiscal year (or sooner on redemptions).

The net gain of $25.8 million, an increase of $23.9 million, or 1,268.4%, for the twelve months ended December 31, 2006 compared to the comparable prior year period, earned by the Investment Management and GP Entities from their investments in affiliates represents the increase in the value, both realized and unrealized, of their investments in the Private Funds. This increase relates to the positive performance of the Private Funds during the period relating to the economic and market factors discussed above.

Net realized and unrealized gains earned by the Private Funds on investments and derivative contracts were $1.0 billion for the twelve months ended December 31, 2006, as compared to net realized and unrealized gains on investment activities of $305.4 million for the comparable period in 2005. This increase relates to the positive performance of the Private Funds during the twelve months ended December 31, 2006 as a result of the economic and market factors discussed above.

Interest, dividends and other income increased by $26.1 million, or 55.1%, to $73.6 million for the twelve months ended December 31, 2006, compared to $47.4 million for the comparable period in 2005. The increase was attributable to increases in AUM and the amounts invested in interest and dividend-paying investments.

Costs and Expenses

Investment Management and GP Entities’ costs and expenses increased by $19.5 million, or 108.0%, to $37.6 million for the twelve months ended December 31, 2006, compared to $18.1 million for the comparable period in 2005. This increase was primarily due to increased compensation expense, much of which is determined by the performance of the Private Funds.

Private Funds’ total costs and expenses increased by $24.3 million, or 307.6%, to $32.2 million for the twelve months ended December 31, 2006, compared to $7.9 million for the comparable period in 2005. This increase is attributable to interest and dividend expense relating to securities sold, not yet purchased and an increase in fees paid to our administrator, which are based on AUM.

Non-controlling interests in income of the Private Funds were $763.1 million for the twelve months ended December 31, 2006, as compared to $241.4 million for the comparable period in 2005. This increase relates to the positive performance of the Private Funds during 2006 relating to the economic and market factors discussed above as well as an increase in AUM.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

The Private Funds were launched on November 1, 2004. Because discussion and analysis comparing the twelve months ended December 31, 2005 and the two months ended December 31, 2004 for the Private Funds would not be meaningful, no such discussion or analysis is presented comparing these two periods.

Holding Company and Other Operations

Real Estate

Our real estate operations consist of rental real estate, property development and associated resort activities. The operating performance, excluding interest income and interest expense, of the three segments was as follows (in $000s):

	For the Year Ended December 31,
	2006	2005	2004
Revenues:
Rental real estate	$13,528	$13,000	$15,597
Property development	90,955	58,270	27,073
Resort operations	28,127	27,122	17,453
Total revenues	132,610	98,392	60,123
Expenses:
Rental real estate	4,622	4,065	8,023
Property development	73,041	48,679	22,949
Resort operations	28,162	28,852	18,194
Total expenses	105,825	81,596	49,166
Income from continuing operations before interest, income taxes and non-controlling interests in income of consolidated entities	$26,785	$16,796	$10,957

As of December 31, 2006, our three related operating lines of our Real Estate segment are all individually immaterial and have been aggregated.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Total revenues increased to $132.6 million, or by 34.8%, in 2006 from $98.4 million compared to the comparable prior year period. The increase was primarily attributable to an increase in property development sales activity.

In 2006, we sold 128 units for $91.0 million at an average price of $710,586 with a profit margin of 19.7%, reflecting a greater sales mix of higher priced units in New Seabury, MA. In 2005, we sold 104 units for $58.3 million at an average price of $560,288 with a profit margin of 16.5%, which included a greater sales mix of lower priced condominium units in Naples, FL.

Total expenses increased to $105.8 million, or by 29.7%, in 2006 from $81.6 million in the prior year. The increase was primarily attributable to an increase in property development sales activity.

The primary driver of our increased revenues and income from continuing operations was the approval of our New Seabury property for residential development. However, due to the current residential/vacation home sales slowdown, property development sales and profits are expected to decline in 2007 from levels achieved in 2006.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Total revenues increased to $98.4 million, or by 63.7%, in 2005 from $60.1 million compared to comparable prior year period. The increase was primarily due to an increase in property development sales activity and resort operations due to the acquisition of the Grand Harbor and Oak Harbor, FL development and resort properties in July, 2004.

In 2005, we sold 104 units for $58.3 million at an average price of $560,288 with a profit margin of 16.5%. In 2004, we sold 38 units for $27.1 million at an average price of $712,447 with a profit margin of 15.2%.

Total expenses increased to $81.6 million, or by 65.9%, in 2005 from $49.2 million compared to the comparable prior year period. The increase was primarily due to an increase in property development sales activity and resort operations due to the acquisition of the Grand Harbor and Oak Harbor, FL development and resort properties in July, 2004. Rental expenses decreased due to hurricane related losses in 2004.

Home Fashion

On August 8, 2005, WPI, our indirect subsidiary, completed the acquisition of substantially all of the assets of WestPoint Stevens. The acquisition was completed pursuant to an agreement dated June 23, 2005, which was subsequently approved by the U.S. Bankruptcy Court.

WPI, through its indirect wholly owned subsidiary, WestPoint Home, Inc., is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products, including among others, sheets, pillowcases, comforters, blankets, bedspreads, pillows, mattress pads, towels and related products. WPI recognizes revenue primarily through the sale of home fashion products to a variety of retail and institutional customers. In addition, WPI receives a small portion of its revenues through the licensing of its trademarks.

Ongoing litigation may result in our ownership of WPI being reduced to less than 50%. See Note 19, “Commitments and Contingencies.”

Results of Operations

Summarized statement of operations, excluding interest income and interest expenses for the year ended December 31, 2006 and the period from August 8, 2005 (acquisition date) to December 31, 2005 is as follows (in $000s):

	Year Ended December 31, 2006	Period August 8, 2005 to December 31, 2005
Net sales	$890,840	$441,771
Costs and expenses:
Cost of sales	857,947	401,576
Selling, general and administrative	130,622	58,881
Restructuring and impairment charges	45,647	1,658
Total costs and expenses	1,034,216	462,115
Loss from continuing operations before interest, income taxes and non-controlling interests in income of consolidated entities	$(143,376)	$(20,344)

Historically, WPI has been adversely affected by a variety of negative conditions, including the following items that continue to have an impact on its operating results:

•	adverse competitive conditions for U.S. mills compared to mills located overseas;
•	growth of low priced imports from Asia and Latin America resulting from lifting of import quotas;
•	retailers of consumer goods have become fewer and more powerful over time; and
•	long term increases in pricing and decreases in availability of raw materials.

Year Ended December 31, 2006 as Compared to the Period from August 8, 2005 to December 31, 2005

Net sales for the year ended December 31, 2006 were $890.8 million. Bed products net sales were $572.6 million, bath products net sales were $311.8 million and other net sales were $6.4 million. Net sales for the period August 8, 2005 (acquisition date) to December 31, 2005 were $441.8 million. Bed products net sales were $294.9 million, bath products net sales were $144.0 million and other net sales were $2.9 million.

Total depreciation expense for 2006 was $30.7 million, of which $25.5 million was included in cost of sales and $5.2 million was included in selling, general and administrative expenses. Total depreciation expense for the period from August 8, 2005 (acquisition date) to December 31, 2005 was $19.0 million, of which $16.0 million was included in cost of sales and $3.0 million was included in selling, general and administrative expenses.

Gross earnings (net sales less cost of sales) for 2006 were $32.9 million, and reflect gross margins of 3.7%. Gross earnings (net sales less cost of sales) during 2006 were negatively impacted by the carrying costs of certain U.S. based manufacturing facilities that were closed in 2006 or are scheduled to be closed during 2007. Gross earnings before selling, general and administrative expenses for the period August 8, 2005 (acquisition date) to December 31, 2005 were $40.2 million, and reflect gross margins of 9.1%.

Selling, general and administrative expenses were $130.6 million for 2006, and as a percent of net sales represent 14.7%. Selling, general and administrative expenses were $58.9 million for the period from August 8, 2005 (acquisition date) to December 31, 2005, and as a percent of net sales represent 13.3%.

Total expenses for 2006 included $33.3 million of non-cash impairment charges related to the fixed assets of plants that have been or will be closed and $12.3 million of restructuring charges (of which $3.4 million related to severance costs and $8.9 million related to continuing costs of closed plants). Total expenses for the period from August 8, 2005 (acquisition date) to December 31, 2005 included $1.7 million of restructuring charges (of which $0.1 million related to severance costs and $1.6 million related to continuing costs relating to closed plants).

We expect to continue our restructuring efforts and, accordingly, expect that restructuring charges and operating losses will continue to be incurred throughout 2007. If our restructuring efforts are unsuccessful, we may be required to record additional impairment charges related to the carrying value of long-lived assets. Additionally, as part of the restructuring efforts, we expect to record impairment charges as additional plants are closed.

Holding Company

Activities

The Holding Company engages in various investment activities. The activities include those associated with investing its available liquidity, investing to earn returns from increases or decreases in the market price of securities, and investing with the prospect of acquiring operating businesses that we control.

Expenses

Holding Company expenses, excluding interest expense, are principally related to payroll, legal and other professional fees and general expenses of the Holding Company.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Expenses increased 50.6% to $25.8 million, as compared to $17.1 million in the comparable prior year period due largely to the impact of a compensation charge related to the cancellation of unit options of $6.2 million and higher legal and other professional fees of $3.2 million and $2.8 million, respectively.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Expenses increased 262% to $17.1 million, as compared to $4.7 million in the comparable prior year period due largely to higher direct acquisition costs of $4.3 million and other legal and professional fees of $3.3 million.

The direct acquisition costs related to legal and professional fees associated with the five acquisitions that were made in the first two quarters of 2005. Direct acquisition costs associated with the WPI acquisition have been capitalized. Legal and professional expenses rose due to ongoing legal proceedings relating to WPI, as well as increased expense associated with the preparation and review of our financial results and other compliance related activities including those required under the Sarbanes-Oxley Act of 2002. Higher compensation costs reflect increased headcount levels (average of 22 employees in 2005 compared to 15 in the prior year) as well as costs associated with the CEO option plan.

Holding Company and Other Operations

Interest, Dividend and Other Income

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Interest income increased 22.5% to $50.4 million during 2006 as compared to $41.2 million in comparable prior year period. This was primarily due to the substantial increase in the Holding Company’s cash position from the sales of our Oil and Gas operations and ACE in the fourth quarter of 2006.

Interest expense increased 17.9% to $85.3 million, during 2006 as compared to $72.3 million in the comparable prior year period. This increase reflects increased borrowings in 2006 as a result of margin expense of $7.9 million, borrowing under the ACEP revolving credit facility, which was increased to $60.0 million in May 2006 and a $32.5 million mortgage in June 2006.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Interest income for 2005 and 2004 was $41.2 million and $41.1 million, respectively.

Interest expense increased 154.2% to $72.3 million, during 2005 as compared to $28.4 million in the comparable prior year period. This increase reflects increased borrowings in 2005 as a result of the $480.0 million senior notes in February 2005 and a full year’s interest on the $353.0 million senior notes issued in May 2004.

Net Gain from Investment Activities

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Net gain from investment activities increased 529.5% to $91.3 million during 2006 as compared to a net loss of $21.3 million in the comparable prior year period. The increase is primarily due to the sale of certain securities in 2006 which resulted in higher net gains in 2006 compared to 2005.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Net gain from investment activities decreased 228.5% to a net loss of $21.3 during 2005 as compared to a net gain of $16.5 million in the comparable prior year period. The decrease is primarily due to the sale of certain securities in 2004 which resulted in a higher net gain in 2004 compared to 2005.

Effective Income Tax Rate

For the year ended December 31, 2006, we recorded an income tax provision of $2.2 million on pre-tax income of $959.4 million. For the year ended December 31, 2005, we recorded an income tax provision of $2.3 million on pre-tax income of $263.5 million. Our effective income tax rate was 0.2% and 0.9% for the respective periods. The difference between the effective tax rate and statutory federal rate of 35% is principally due to changes in the valuation allowance and partnership income not subject to taxation, as such taxes are the responsibility of the partners.

For the year ended December 31, 2004, we recorded an income tax provision of $0.1 million on pre-tax income of $103.5 million. Our effective income tax rate was 0.1% for the period. The difference between the effective tax rate and statutory federal rate of 35% is principally due to changes in the valuation allowance and partnership income not subject to taxation, as such taxes are the responsibility of the partners.

Discontinued Operations

The Sands and Related Assets

On November 17, 2006, our indirect majority-owned subsidiary, Atlantic Coast Entertainment Holdings, Inc., ACE Gaming LLC, a New Jersey limited liability company and a wholly owned subsidiary of Atlantic Coast which owns The Sands Hotel and Casino in Atlantic City, IEH and certain other entities owned by or affiliated with IEH completed the sale to Pinnacle Entertainment, Inc., of the outstanding membership interests in ACE and 100% of the equity interests in certain subsidiaries of IEH which own parcels of real estate adjacent to The Sands, including 7.7 acres of land known as the Traymore site. We own, through subsidiaries, approximately 67.6% of Atlantic Coast, which owns 100% of ACE. The aggregate price was approximately $274.8 million, of which approximately $200.6 million was paid to Atlantic Coast and approximately $74.2 million was paid to affiliates of IEH for subsidiaries that owned the Traymore site and the adjacent properties. $51.8 million of the amount paid to Atlantic Coast was deposited into an escrow to fund indemnification obligations, of which $50 million related to claims of creditors and stockholders of GBH, a holder of stock in Atlantic Coast. On February 22, 2007, we resolved all outstanding litigation involving GBH, resulting in a release of all claims against us. After the settlement, our ownership of Atlantic Coast increased from 67.6% to 96.9% and $50.0 million of the amount placed into escrow was released to us. In the second quarter of 2007, we and several other investors exercised warrants to purchase shares of common stock of Atlantic

Coast, resulting in an increase of the minority interest in Atlantic Coast, and a decrease in our ownership to 94.2%. See Note 19, “Commitments and Contingencies,” to our consolidated financial statements included elsewhere in this Form 8-K, for more information.

Oil and Gas Operations

On November 21, 2006, our indirect wholly owned subsidiary, AREP O & G Holdings LLC, completed the sale of all of the issued and outstanding membership interests of NEG Oil & Gas LLC to SandRidge for consideration consisting of $1.025 billion in cash, 12,842,000 shares of SandRidge’s common stock, valued at $18 per share on the date of closing, and the repayment by SandRidge of $300.0 million of debt of NEG Oil & Gas. On April 4, 2007, we sold our entire position in SandRidge for cash consideration of approximately $243.2 million.

On November 21, 2006, pursuant to an agreement dated October 25, 2006 among IEH, NEG Oil & Gas and NEGI, NEGI sold its membership interest in NEG Holding LLC to NEG Oil & Gas for consideration of approximately $261.1 million paid in cash. Of that amount, $149.6 million was used to repay the NEGI 10.75% senior notes due 2007, including principal and accrued interest, all of which was held by us.

American Casino & Entertainment Properties LLC

On April 22, 2007, AEP, a wholly owned indirect subsidiary of Icahn Enterprises, entered into a Membership Interest Purchase Agreement with W2007/ACEP Holdings, LLC, an affiliate of Whitehall Street Real Estate Funds, a series of real estate investment funds affiliated with Goldman Sachs & Co., to sell all of the issued and outstanding membership interests of ACEP, which comprise our gaming operations, for $1.3 billion, plus or minus certain adjustments such as working capital, as more fully described in the agreement. Pursuant to the terms of the agreement, AEP is required to cause ACEP to repay from funds provided by AEP, the principal, interest, prepayment penalty or premium due under the terms of ACEP’s 7.85% senior secured notes due 2012 and ACEP’s senior secured credit facility. With this transaction, we anticipate realizing a gain of approximately $554.0 million on our investments in ACEP, after income taxes. ACEP’s casino assets are comprised of the Stratosphere Casino Hotel & Tower, the Arizona Charlie’s Decatur, the Arizona Charlie’s Boulder and the Aquarius Casino Resort. The transaction is subject to the approval of the Nevada Gaming Commission and the Nevada State Gaming Control Board, as well as customary conditions. The parties expect to close the transaction by the end of the first quarter of fiscal 2008; however, there can be no assurance that we will be able to consummate the transaction.

Real Estate

Certain of our real estate properties are classified as discontinued operations. The properties classified as discontinued operations changed during 2006 and, accordingly, certain amounts in the accompanying 2006, 2005 and 2004 financial statements have been reclassified to conform to the current classification of properties. In addition, during the nine months ended September 30, 2007, five properties of our real estate segment were reclassified to discontinued operations.

Home Fashion

We will close substantially all of our WPI retail stores based on a comprehensive evaluation of the stores’ long-term growth prospects and their on-going value to the business. On October 18, 2007, we entered into an agreement to sell the inventory at substantially all of our retail stores. Accordingly, we have reported the retail outlet stores business as discontinued operations for all periods presented.

Results of Discontinued Operations

The financial position and results of these operations are presented as assets and liabilities of discontinued operations held for sale in the consolidated balance sheets and discontinued operations in the consolidated statements of operations, respectively, for all periods presented in accordance with Statement of Financial Accounting Standards No. 144 (SFAS No. 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” For further discussion, see Note 5, “Discountinued Operations and Assets Held for Sale,” to our consolidated financial statements included elsewhere in this Form 8-K.

Summarized financial information for discontinued operations is set forth below:

	For the Year Ended December 31,
	2006	2005	2004
Revenues
Oil and Gas	$353,539	$198,854	$137,988
Gaming	524,077	490,321	470,836
Real Estate	7,108	8,847	22,191
Home Fashion — retail stores	66,816	30,910	—
Total revenues	951,540	728,932	631,015
Income from discontinued operations
Oil and Gas	183,281	37,521	33,053
Gaming	45,624	60,179	51,331
Real Estate	5,300	5,170	12,213
Home Fashion — retail stores	(7,261)	(2,085)	—
Total income from discontinued operations before income taxes, interest and other income	226,944	100,785	96,597
Interest expense	(47,567)	(32,851)	(37,242)
Interest and other income	13,004	7,539	7,656
Impairment loss on GBH bankruptcy	—	(52,366)	(15,600)
Income from discontinued operations before income taxes and non-controlling interests in income of consolidated entities	192,381	23,107	51,411
Income tax expense	(17,119)	(19,711)	(18,312)
Income from discontinued operations	175,262	3,396	33,099
Non-controlling interests in income of consolidated entities	(53,165)	4,356	2,074
Gain on sales of discontinued operations, net of income tax expense of $22,637 in 2006	676,444	21,849	75,197
	$798,541	$29,601	$110,370

Liquidity and Capital Resources

Consolidated Financial Results

We are a holding company. In addition to cash and cash equivalents, U.S. government and agency obligations, marketable equity and debt securities and other short-term investments, our assets consist primarily of investments in our subsidiaries. The sale of our Oil and Gas segment and Atlantic City gaming properties resulted in significant increases in our liquid assets. As we continue to make investments in our operating businesses or make investments in new businesses, we expect to reduce the liquid assets at Icahn Enterprises and IEH to fund those businesses and investments. Consequently, our cash flow and our ability to meet our debt service obligations and make distributions with respect to depositary units and preferred units likely will depend on the cash flow of our subsidiaries and the payment of funds to us by our subsidiaries in the form of loans, dividends, distributions or otherwise.

The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which our subsidiaries may be subject or enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us. For example, the notes issued by our indirect wholly owned subsidiary, ACEP, contain restrictions on dividends and distributions and loans to us, as well as on other transactions with us. ACEP and WPI each also have financing agreements that have the effect of restricting dividends, distributions and other transactions with us. These agreements may preclude our receiving payments from these subsidiaries which account for a significant portion of our revenues and cash flows. We may enter into similar agreements for other segments or subsidiaries. To the degree any distributions and transfers are impaired or prohibited, our ability to make payments on our debt will be limited.

In February 2007, we entered into an agreement and plan of merger pursuant to which we would acquire Lear for an aggregate purchase price of approximately $5.2 billion, of which we expect $2.6 billion will be financed with new borrowings, $1.3 billion of existing debt will be assumed by us, and the remaining $1.4 billion of equity will be invested by us.

On February 8, 2007, our subsidiary, Icahn Enterprises Car Holdings Corp., entered into a commitment letter with Bank of America, N.A., and Banc of America Securities LLC, pursuant to which Bank of America will act as the initial lender under two senior secured credit facilities in an aggregate principal amount of $3.6 billion, consisting of a $1.0 billion senior secured revolving facility and a $2.6 billion senior secured term loan B facility. The credit facilities, along with cash on hand, are intended to refinance and replace Lear’s existing credit facilities and to fund the transactions contemplated by the merger. We intend to fund approximately $1.4 billion of the purchase price from our cash and cash equivalents and investments.

If we had completed the acquisition of Lear and funded the acquisition as contemplated, under the financial tests in their indentures, Icahn Enterprises and IEH would not have been able to incur additional indebtedness. Our subsidiaries, other than IEH, are not subject to any of the covenants contained in the indentures with respect to our senior notes, including the covenants restricting debt incurred. On July 16, 2007, at Lear’s 2007 Annual Meeting of Stockholders, the merger did not receive the affirmative vote of the holders of a majority of the outstanding shares of Lear’s common stock. As a result, the merger agreement terminated in accordance with its term.

In May 2004, we issued $353.0 million principal amount of 8.125% senior notes due 2012. In February 2005, we issued $480.0 million principal amount of 7.125% senior notes due 2013. In August 2006, we entered into a credit agreement pursuant to which we will be permitted to borrow up to $150.0 million. As of December 31, 2006, there were no borrowings under the facility. See “Borrowings” below for additional information concerning credit facilities for our subsidiaries.

On January 16, 2007, we issued an additional $500.0 million aggregate principal amount of 7.125% senior notes due 2013. The notes were issued pursuant to an indenture dated February 7, 2005, between us, as issuer, were issued at a 98.4% of par, or at a discount of 1.6%, and IEF Finance, as co-issuer, IEH, as Guarantor, and Wilmington Trust Company, as trustee. The notes have a fixed annual interest rate of 7.125% per annum, which will be paid every six months on February 15 and August 15 commencing on February 15, 2007. The notes will mature on February 15, 2013.

In April 2007, we issued an aggregate of $600.0 million aggregated principle amount of variable rate senior convertible notes due 2013, or the variable rate notes. The variable rate notes were sold in a private placement pursuant to Section 4(2) of the Securities Act and issued pursuant to an indenture dated as of April 5, 2007, by and among us as issuer, IEF, as co-issuer and Wilmington Trust Company, as trustee. The variable rate notes bear interest at a rate of three month LIBOR minus 125 basis points, but no less than 4.0% nor higher than 5.5%, and are convertible into depositary units of Icahn Enterprises at a conversion price of $132.595 per share, subject to adjustments in certain circumstances.

On April 4, 2007, our subsidiaries signed agreements to sell their entire position in the common stock of SandRidge (formerly Riata Energy, Inc.) to a consortium of investors in a series of private transactions. The per share selling price was $18, and total cash consideration received at closing was approximately $243.2 million.

On April 22, 2007, AEP, a wholly owned indirect subsidiary of Icahn Enterprises, entered into an agreement to sell all of the issued and outstanding membership interests of ACEP, which comprises the remainder of Icahn Enterprises’ gaming operations, for $1.3 billion, plus or minus certain adjustments such as working capital, more fully described in the agreement. Pursuant to the terms of the agreement, AEP is required to cause ACEP to repay, from funds provided by AEP, the principal, interest, prepayment penalty or premium due under the terms of ACEP’s 7.85% senior secured notes due 2012 and ACEP’s senior secured credit facility. With this transaction, Icahn Enterprises anticipates realizing a gain of approximately $554.0 million on its investments in ACEP, after income taxes. ACEP’s casino assets are comprised of the Stratosphere Casino Hotel & Tower, the Arizona Charlie’s Decatur, the Arizona Charlie’s Boulder and the Aquarius Casino Resort. The transaction is subject to the approval of the Nevada Gaming Commission and the Nevada State Gaming Control Board, as well as customary conditions. The parties expect to close the transaction by the end of the first quarter of fiscal 2008; however, there can be no assurance that we will be able to consummate the transaction.

As of December 31, 2006, the Holding Company had a cash and cash equivalents balance of $1.3 billion, short-term investments of $657.8 million (of which $163.7 million was invested in short-term fixed-income securities) and total debt of $831.2 million, which primarily relates to the senior unsecured notes.

We actively pursue various means to raise cash from our subsidiaries. To date, such means include payment of dividends from subsidiaries, obtaining loans or other financings based on the asset values of subsidiaries or selling debt or equity securities of subsidiaries through capital market transactions. As a result of financing transactions at our subsidiaries, we will face significant limitations on the amounts of cash that we can receive from our subsidiaries. Our ability to make future interest payments, therefore, will be based on receiving cash from those subsidiaries that do not have restrictions and from other financing and liquidity sources available to Icahn Enterprises and IEH.

Cash Flows

Net cash used in continuing operations was $306.7 million for the year ended December 31, 2006 as compared to $888.5 million in 2005. The decrease primarily relates to activity from our Investment Management segment. Cash used in continuing operations from Investment Management activities was $363.3 million for the year ended December 31, 2006 as compared to $892.2 million in 2005. Proceeds from sales of securities within our Investment Management segment increased approximately $3.9 billion and proceeds from securities sold, not yet purchased increased approximately $0.5 billion during 2006 compared to fiscal 2005. These variances were offset by an increase in purchases of securities by $1.1 billion and increases in investment gains of $0.7 billion. Additionally, changes in operating assets and liabilities further offset these increases by approximately $2.2 billion in total. Net cash provided by operating activities from our Holding Company and other operations was approximately $56.5 million in 2006 compared to net cash used in operating activities of approximately $3.7 million in 2005 primarily due to changes in working capital and investment gains.

We are continuing to pursue the purchase of business and assets, including businesses and assets that may not generate positive cash flow, are difficult to finance or may require additional capital, such as properties for development, non-performing loans, securities of companies that are undergoing or that may undergo restructuring, and companies that are in need of capital. All of these activities require us to maintain a strong capital base and liquidity.

Borrowings

Long-term debt consists of the following (in $000s):

	December 31,
	2006	2005

Senior unsecured 7.125% notes due 2013 — Icahn Enterprises	$480,000	$480,000
Senior unsecured 8.125% notes due 2012 — Icahn Enterprises, net of discount	351,246	350,922
Senior secured 7.85% notes due 2012 — ACEP	215,000	215,000
Borrowings under credit facilities — ACEP	40,000	—
Borrowings under credit facilities — NEG Oil & Gas(1)	—	300,000
Mortgages payable	109,289	81,512
Other	13,425	8,387
Total long-term debt	1,208,960	1,435,821
Less: debt related to assets held for sale	(257,825)	(521,052)
	$951,135	$914,769

(1)	On November 21, 2006, we sold all of the issued and outstanding membership interest in NEG Oil & Gas to SandRidge, consideration for which included the assumption by SandRidge of $300.0 million of debt of NEG Oil & Gas.

Senior Unsecured Notes — Icahn Enterprises

Senior Unsecured 7.125% Notes Due 2013

On February 7, 2005, Icahn Enterprises and IEF closed on their offering of senior notes due 2013. IEF, our wholly owned subsidiary, was formed solely for the purpose of serving as a co-issuer of debt securities. IEF does not have any operations or assets and does not have any revenues. The notes, in the aggregate principal amount of $480.0 million, were priced at 100% of principal amount. The notes have a fixed annual interest rate of 7.125%, which will be paid every six months on February 15 and August 15. The notes will mature on February 15, 2013. IEH is a guarantor of the debt. No other subsidiaries guarantee payment on the notes.

As described below, the notes restrict the ability of Icahn Enterprises and IEH, subject to certain exceptions, to, among other things: incur additional debt; pay dividends or make distributions; repurchase stock; create liens; and enter into transactions with affiliates.

Senior Unsecured 8.125% Notes Due 2012

On May 12, 2004, Icahn Enterprises and IEF closed on their offering of senior notes due 2012. The notes, in the aggregate principal amount of $353.0 million, were priced at 99.266% of principal amount. The notes have a fixed annual interest rate of 8.125%, which will be paid every six months on June 1 and December 1, commencing December 1, 2004. The notes will mature on June 1, 2012. IEH is a guarantor of the debt. No other subsidiaries guarantee payment on the notes.

As described below, the notes restrict the ability of Icahn Enterprises and IEH, subject to certain exceptions, to, among other things: incur additional debt; pay dividends or make distributions; repurchase stock; create liens; and enter into transactions with affiliates.

Senior Unsecured Notes Restrictions and Covenants

Both issuances of our senior unsecured notes restrict the payment of cash dividends or distributions, the purchase of equity interests or the purchase, redemption, defeasance or acquisition of debt subordinated to the senior unsecured notes. The notes also restrict the incurrence of debt or the issuance of disqualified stock, as defined, with certain exceptions, provided that we may incur debt or issue disqualified stock if, immediately after such incurrence or issuance, the ratio of the aggregate principal amount of all outstanding indebtedness of Icahn Enterprises and its subsidiaries on a consolidated basis to the tangible net worth of Icahn Enterprises and its subsidiaries on a consolidated basis would have been less than 1.75 to 1.0. As of December 31, 2006, such ratio was less than 1.75 to 1.0. Based on this ratio, we and IEH could have incurred up to approximately $1.6 billion of additional indebtedness.

In addition, both issuances of notes require that on each quarterly determination date we and the guarantor of the notes (currently only IEH) maintain a minimum ratio of cash flow to fixed charges each as defined, of 1.5 to 1.0, for the four consecutive quarters most recently completed prior to such quarterly determination date. For the four quarters ended December 31, 2006, the ratio of cash flow to fixed charges was greater than 1.5 to 1.0.

The notes also require, on each quarterly determination date, that the ratio of total unencumbered assets, as defined, to the principal amount of unsecured indebtedness, as defined, be greater than 1.5 to 1.0 as of the last day of the most recently completed fiscal quarter. As of December 31, 2006, such ratio was in excess of 1.5 to 1.0.

The notes also restrict the creation of liens, mergers, consolidations and sales of substantially all of our assets, and transactions with affiliates.

As of December 31, 2006, we were in compliance with each of the covenants contained in our senior unsecured notes. Each of the aforementioned ratios were calculated as of December 31, 2006 without the contemplation of the acquisition of our Investment Management segment. We expect to be in compliance with each of the debt covenants for the period of at least twelve months from December 31, 2006 after taking into account our Investment Management segment.

Senior Secured Revolving Credit Facility — Icahn Enterprises

On August 21, 2006, we and IEF as the Borrowers, and certain of our subsidiaries, as Guarantors, entered into a credit agreement with Bear Stearns Corporate Lending Inc., as Administrative Agent, and certain other lender parties. Under the credit agreement, we will be permitted to borrow up to $150.0 million, including a $50.0 million sub-limit that may be used for letters of credit. Borrowings under the agreement, which are based on our credit rating, bear interest at LIBOR plus 1.0% to 2.0%. We pay an unused line fee of 0.25% to 0.5%. As of December 31, 2006 there were no borrowings under the facility.

Obligations under the credit agreement are guaranteed by and secured by liens on substantially all of the assets of certain of our indirect wholly-owned holding company subsidiaries. The credit agreement has a term of four years and all amounts will be due and payable on August 21, 2010. The credit agreement includes covenants that, among other things, restrict the creation of liens and certain dispositions of property by our wholly-owned holding company subsidiaries that are guarantors. Obligations under the credit agreement are immediately due and payable upon the occurrence of certain events of default.

Senior Secured 7.85% Notes Due 2012 — ACEP

In January 2004, ACEP issued senior secured notes due 2012. The notes, in the aggregate principal amount of $215.0 million, bear interest at the rate of 7.85% per annum, which will be paid every six months, on February 1 and August 1.

ACEP’s 7.85% senior secured notes due 2012 restrict the payment of cash dividends or distributions by ACEP, the purchase of its equity interests, the purchase, redemption, defeasance or acquisition of debt subordinated to ACEP’s notes and investments as “restricted payments.” ACEP’s notes also prohibit the incurrence of debt or the issuance of disqualified or preferred stock, as defined, by ACEP, with certain exceptions, provided that ACEP may incur debt or issue disqualified stock if, immediately after such incurrence or issuance, the ratio of consolidated cash flow to fixed charges (each as defined) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred or disqualified stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis giving effect to the debt incurrence or issuance. As of December 31, 2006, such ratio was in excess of 2.0 to 1.0. The ACEP notes also restrict the creation of liens, the sale of assets, mergers, consolidations or sales of substantially all of its assets, the lease or grant of a license, concession, other agreements to occupy, manage or use ACEP’s assets, the issuance of capital stock of restricted subsidiaries and certain related party transactions. The ACEP notes allow it to incur indebtedness, among other things, of up to $50.0 million under credit facilities, non-recourse financing of up to $15.0 million to finance the construction, purchase or lease of personal or real property used in its business, permitted affiliate subordinated indebtedness (as defined), the issuance of additional 7.85% senior securednotes due 2012 in an aggregate principal amount not to exceed 2.0 times net cash proceeds received from equity offerings and permitted affiliate subordinated debt, and additional indebtedness of up to $10.0 million.

Senior Secured Revolving Credit Facility — ACEP

Effective May 11, 2006, ACEP, and certain of ACEP’s subsidiaries, as Guarantors, entered into an amended and restated credit agreement with Wells Fargo Bank N.A., as syndication agent, Bear Stearns Corporate Lending Inc., as administrative agent, and certain other lender parties. As of December 31, 2006, the interest rate on the outstanding borrowings under the credit facility was 6.85% per annum. The credit agreement amends and restates, and is on substantially the same terms as, a credit agreement entered into as of January 29, 2004. Under the credit agreement, ACEP will be permitted to borrow up to $60.0 million. Obligations under the credit agreement are secured by liens on substantially all of the assets of ACEP and its subsidiaries. The credit agreement has a term of four years and all amounts will be due and payable on May 10, 2010. As of December 31, 2006, there were $40.0 million of borrowings under the credit agreement. The borrowings were incurred to finance a portion of the purchase price of the Aquarius.

The credit agreement includes covenants that, among other things, restrict the incurrence of additional indebtedness by ACEP and its subsidiaries, the issuance of disqualified or preferred stock, as defined, the creation of liens by ACEP or its subsidiaries, the sale of assets, mergers, consolidations or sales of substantially all of ACEP’s assets, the lease or grant of a license or concession, other agreements to occupy, manage or use ACEP’s assets, the issuance of capital stock of restricted subsidiaries and certain related party transactions. The credit agreement also requires that, as of the last date of each fiscal quarter, ACEP’s ratio of consolidated first lien debt to consolidated cash flow not be more than 1.0 to 1.0. As of December 31, 2006, such ratio was less than 1.0 to 1.0. As of December 31, 2006, ACEP was in compliance with each of the covenants.

The restrictions imposed by ACEP’s senior secured notes and the credit facility likely will limit our receiving payments from the operations of our hotel and gaming properties.

As described in Note 5, “Discountinued Operations and Assets Held for Sale,” to our consolidated financial statements included elsewhere in this 8-K, on April 22, 2007, AEP entered into an agreement to sell all of the issued and outstanding membership interests of ACEP. Pursuant to the terms of the agreement, AEP is required to cause ACEP to repay from funds provided by AEP, the principal, interest, prepayment penalty or premiums due on ACEP’s 7.85% senior secured notes due 2012 and ACEP’s senior secured credit facility.

Mortgages Payable

Mortgages payable, all of which are nonrecourse to us, are summarized below. The mortgages bear interest at rates between 4.97% and 7.99% and have maturities between September 1, 2008 and July 1, 2016. The following is a summary of mortgages payable (in $000s):

	December 31,
	2006	2005
Total mortgages	$109,289	$81,512
Less: mortgages on properties held for sale	(18,174)	(18,104)
	$91,115	$63,408

On June 30, 2006, certain of our indirect subsidiaries engaged in property development and associated resort activities entered into a $32.5 million loan agreement with Textron Financial Corp. The loan is secured by a mortgage on our New Seabury golf course and resort in Mashpee, Massachusetts. The loan bears interest at the rate of 7.96% per annum and matures in five years with a balloon payment due of $30.0 million. Annual debt service payments of $3.0 million are required, which are payable in monthly installment amounts based on a 25-year amortization schedule.

Secured Revolving Credit Agreement — WestPoint Home

On June 16, 2006, WestPoint Home, Inc., an indirect wholly owned subsidiary of WPI, entered into a $250.0 million loan and security agreement with Bank of America, N.A., as Administrative Agent and lender. On September 18, 2006, The CIT Group/Commercial Services, Inc., General Electric Capital Corporation and

Wells Fargo Foothill, LLC were added as lenders under this credit agreement. Under the five-year agreement, borrowings are subject to a monthly borrowing base calculation and include a $75.0 million sub-limit that may be used for letters of credit. Borrowings under the agreement bear interest, at the election of WestPoint Home, either at the prime rate adjusted by an applicable margin ranging from minus 0.25% to plus 0.50% or LIBOR adjusted by an applicable margin ranging from plus 1.25% to 2.00%. WestPoint Home pays an unused line fee of 0.25% to 0.275%.

Obligations under the agreement are secured by WestPoint Home’s receivables, inventory and certain machinery and equipment.

The agreement contains covenants including, among others, restrictions on the incurrence of indebtedness, investments, redemption payments, distributions, acquisition of stock, securities or assets of any other entity and capital expenditures. However, WestPoint Home is not precluded from effecting any of these transactions if excess availability, after giving effect to such transaction, meets a minimum threshold.

As of December 31, 2006, there were no borrowings under the agreement, but there were outstanding letters of credit of approximately $40.1 million.

Maturities

The following is a summary of the maturities of our debt obligations (in $000s):

2007	$23,970
2008	29,227
2009	6,670
2010	41,684
2011	31,446
2012 – 2017	1,075,963
$1,208,960

Contractual Commitments

The following table reflects, at December 31, 2006, our contractual cash obligations, subject to certain conditions, due over the indicated periods and when they come due ($ in millions):

	Less Than 1 Year	1 – 3 Years	3 – 5 Years	After 5 Years	Total
Senior unsecured 7.125% notes	$—	$—	$—	$480.0	$480.0
Senior unsecured 8.125% notes	—	—	—	353.0	353.0
Senior secured 7.85% notes	—	—	—	215.0	215.0
Senior debt interest	82.5	165.0	160.7	105.6	513.8
Borrowing under credit facilities — ACEP	—	—	40.0	—	40.0
Mortgages payable	18.2	30.3	32.8	28.1	109.4
Lease obligations	15.8	20.5	10.4	34.5	81.2
Construction and development obligations	9.4	0.8	—	—	10.2
Other	21.8	10.5	126.3	—	158.6
Total	$147.7	$227.1	$370.2	$1,216.2	$1,961.2

Home Fashion Purchase Orders

Purchase orders or contracts for the purchase of certain inventory and other goods and services are not included in the table above. We are not able to determine the aggregate amount of such purchase orders that represent contractual obligations, as purchase orders may represent authorizations to purchase rather than binding agreements. Purchase orders are based on our current needs and are fulfilled by vendors within short time horizons. We do not have significant agreements for the purchase of inventory or other goods specifying minimum quantities or set prices that exceed expected requirements.

Obligations Related to Securities

As discussed in Note 7, “Investments and Related Matters,” to our consolidated financial statements included elsewhere in this Form 8-K, we have contractual liabilities of $716.7 million related to securities sold not yet purchased. This amount has not been included in the table above as their maturity is not subject to a contract and cannot properly be estimated.

Off-Balance Sheet Arrangements

We do not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others.

Discussion of Segment Liquidity and Capital Resources

Investment Management

The growth in the AUM of the Private Funds in the years ended December 31, 2006 and 2005 resulted from gains on investments made in the Private Funds as well as from capital from new investors. Such growth directly impacted our cash flows due to management fees paid to Icahn Management which were then distributed to us. Positive performance also resulted in higher incentive allocations paid to the General Partners and in turn distributed to us. The period ended December 31, 2004 has been excluded from this discussion. The Investment Management and GP entities commenced operations on November 1, 2004; liquidity for this period is not comparable to liquidity for the years ended December 31, 2006 and 2005.

The Private Funds have historically not utilized significant amounts of leverage. As of December 31, 2006, for example, the ratio of the notional exposure of our invested capital to net asset value of the Private Funds was approximately 0.94 to 1.00 on the long side and 0.24 to 1.00 on the short side. Due to the low leverage we believe that we have access to significant amounts of cash from prime brokers, subject to customary conditions.

Historically, the management fees generated by our Investment and GP Entities have been more than sufficient to cover operating expenses.

Net cash used in operating activities is largely comprised of purchases of securities and sales proceeds from securities transactions. Purchases of securities were $4.3 billion and $3.2 billion for the years ended December 31, 2006 and 2005, respectively, while proceeds from sales of securities were $5.2 billion and $1.3 billion, for December 31, 2006 and 2005, respectively. Net cash used in operating activities was $0.4 billion and $0.9 billion for the years ended December 31, 2006 and 2005, respectively.

There were no cash flows from investing activities during any of the relevant periods, as investment-related cash flows in the consolidated Private Funds are classified within operating activities in our consolidated statements of cash flows.

Cash inflows from investors in the Private Funds are classified within financing activities in our consolidated statements of cash flows. These amounts are reported as contributions to and distributions from non-controlling interests in consolidated affiliated partnerships. Net cash provided by financing activities was $0.4 billion and $0.9 billion for the years ended December 31, 2006 and 2005, respectively. This decrease in cash provided by financing activities was primarily a result of lower net cash inflows from investors in the Private Funds in 2006.

Real Estate

Our real estate operating units generate cash through rentals, leases and asset sales (principally sales of rental and residential properties) and the operation of resorts. All of these operations generate cash flows from operations.

Real estate development activities require a significant amount of funds. With our renewed development activity at New Seabury and Grand Harbor, it is expected that cash expenditures in 2007 will approximate $50 million. We expect that such amounts will be funded from unit sales and, to the extent such proceeds are insufficient, by Icahn Enterprises from available cash.

For the years ended December 31, 2006, 2005 and 2004, income from continuing operations was $24.0 million, $12.4 million and $6.8 million, respectively.

Included in income from continuing operations for the years ended December 31, 2006, 2005 and 2004, were non-cash charges for depreciation and amortization of $5.7 million, $4.7 million and $5.2 million, respectively.

Home Fashion

For the year ended December 31, 2006, our Home Fashion segment had a negative cash flow from operations of $30.1 million. Such negative cash flow was principally due to ongoing restructuring efforts partially offset by reductions in working capital. As discussed above, WPI expects to continue its restructuring efforts and, accordingly, expects that restructuring charges and operating losses will continue to be incurred through the end of 2007.

On December 20, 2006, pursuant to a subscription and standby commitment agreement, IEH purchased from WPI, 1,000,000 shares of WPI’s Series A-1 Preferred Stock, par value $0.01 per share, and 1,000,000 shares of WPI’s series A-2 Preferred Stock, par value of $0.01 per share, for an aggregate purchase price of $200.0 million. Each share of Series A-1 and Series A-2 Preferred Stock is convertible into WestPoint common stock at a conversion price of $10.50 per share, subject to adjustment in certain events. However, until certain conditions are met, the Series A-1 and Series A-2 Preferred Stock may not be converted into common stock. In addition, WestPoint may cause the conversion of all Series A-1 or Series A-2 Preferred Stock upon the occurrence of certain events.

On December 21, 2006 WPI used $98.6 million of the proceeds to finance the acquisition of certain bed products manufacturing facilities from Manama Textile Mills WLL in Bahrain. The remainder of the proceeds from the preferred stock offering will provide for additional payments due under this purchase agreement, working capital, capital expenditures, possible additional acquisitions and joint ventures and general corporate purposes.

At December 31, 2006, WPI had approximately $178.5 million of unrestricted cash and cash equivalents.

On June 16, 2006, WPI’s primary operating subsidiary, WestPoint Home, Inc., entered into a $250.0 million senior secured revolving credit facility from Bank of America, N.A. with an expiration date of June 15, 2011. The borrowing availability under the senior credit facility is subject to a monthly borrowing base calculation less outstanding loans, letters of credit and other reserves under the facility. Borrowings under the agreement bear interest, at the election of WestPoint Home, either at the prime rate adjusted by an applicable margin ranging from minus 0.25% to plus 0.50% or at LIBOR adjusted by an applicable margin ranging from plus 1.25% to 2.00%. WestPoint Home pays an unused line fee of 0.25% to 0.275%. Obligations under the agreement are secured by WestPoint Home’s receivables, inventory and certain machinery and equipment.

At December 31, 2006, there were no borrowings under the agreement, but there were outstanding letters of credit of $40.1 million. Based upon the eligibility and reserve calculations within the agreement, WestPoint Home had unused borrowing availability of approximately $122.7 million at December 31, 2006.

The senior secured revolving credit agreement contains various covenants including, among others, restrictions on indebtedness, investments, redemption payments, distributions, acquisition of stock, securities or assets of any other entity and capital expenditures. However, WestPoint Home is not precluded from effecting any of these, if excess availability, as defined after giving effect to any such debt issuance, investment, redemption, distribution or other transition or payment restricted by covenant meets a minimum threshold.

Capital expenditures by WPI were $11.1 million for the year ended December 31, 2006. Capital expenditures for 2007 are expected to total approximately $25.9 million. During 2006, WPI invested approximately $12.4 million, to acquire a 50% ownership interest in a joint venture in Pakistan for a bath products manufacturing facility. WPI may expend additional amounts in connection with further joint ventures and acquisitions, and such amounts may be significant.

Through a combination of its existing cash on hand and its borrowing availability under the WestPoint Home senior secured revolving credit facility, WPI believes that it has adequate capital resources and liquidity to meet its anticipated requirements to continue its operational restructuring initiatives and for working capital, capital spending and scheduled payments on the notes payable at least through the next twelve months. However, depending upon the levels of additional acquisitions and joint venture investment activity, if any, additional financing, if needed, may not be available to WPI, or if available, the financing may not be on terms favorable to WPI. WPI’s estimates of its reasonably anticipated liquidity needs may not be accurate and new business opportunities or other unforeseen events could occur, resulting in the need to raise additional funds from outside sources.

Discontinued Operations

Gaming

Our primary source of cash from our former Gaming segment is from the operation of our properties. At December 31, 2006, we had cash and cash equivalents of $54.9 million compared to $108.3 million and $75.1 million at December 31, 2005 and 2004, respectively. For the year ended December 31, 2006, net cash provided by operating activities (including the operations of the Aquarius) totaled $63.5 million compared to $62.3 million for the year ended December 31, 2005 and $54.6 million for the year ended December 31, 2004. In addition to cash from operations, cash is available to us under the senior secured revolving credit facility entered into by ACEP, as borrower, and certain of its subsidiaries, as guarantors. In May 2006, we entered into an amendment to the senior secured revolving credit facility, increasing the amount of borrowings allowed by it to $60.0 million, subject to compliance with financial and other covenants (discussed below), until May 12, 2010. ACEP borrowed the maximum amount available under the facility, $60.0 million, in order to fund the acquisition of the Aquarius. At December 31, 2006, there were outstanding borrowings under the senior secured revolving credit facility of $40.0 million and availability of $20.0 million.

Our primary use of cash during the year ended December 31, 2006 was for the acquisition of the Aquarius as described below, operating expenses, capital spending, to pay interest on our 7.85% senior secured notes due 2012 and to repay borrowings and interest under ACEP’s senior secured revolving credit facility. Capital spending was approximately $46.9 million for the year ended December 31, 2006 compared to $28.2 million and $14.0 million for the years ended December 31, 2005 and 2004, respectively. We have estimated our 2007 capital spending for our existing facilities at approximately $31.1 million, which we anticipate to include approximately $14.9 million to purchase new and convert existing slot machines at the Aquarius and approximately $8.5 million for Aquarius hotel renovations. The remainder of our capital spending estimate for 2007 will be for upgrades or maintenance to our existing assets.

We funded the acquisition of the Aquarius with existing cash and borrowings of $60.0 million, under the senior secured revolving credit facility. We intend to fund the planned capital improvements with existing cash and cash flow from operations. The purchase price, including direct acquisition costs for the Aquarius, was $113.6 million. We currently estimate the cost of the improvements to be approximately $40.0 million through 2008, and have expended approximately $24.4 million through December 31, 2006. The capital improvement plan includes replacing slot machines, hotel renovations, signage and various other improvements.

Our cash used by financing activities in 2006 was primarily used to fund the acquisition of the Aquarius in 2006, to pay for the capital lease on our exterior signage for 2005 and to complete the acquisitions of three Las Vegas, Nevada gaming and entertainment properties from affiliated parties on May 26, 2004.

We believe operating cash flows will be adequate to meet our anticipated requirements for working capital, capital spending and scheduled interest payments on the notes and under the senior secured revolving credit facility, lease payments and other indebtedness at least through the next twelve months. However, additional financing, if needed, may not be available to us, or if available, the financing may not be on terms favorable to us. Our estimates of our reasonably anticipated liquidity needs may not be accurate and new business opportunities or other unforeseen events could occur, resulting in the need to raise additional funds from outside sources.

Additionally, as described above, ACEP has a senior secured revolving credit facility that allows for borrowings of up to $60.0 million, including the issuance of letters of credit of up to $10.0 million. Loans made under the senior secured revolving facility will mature and the commitments under them will terminate in May 2010. The facility contains restrictive covenants similar to those contained in the 7.85% senior secured notes due 2012. In addition, the facility requires that, as of the last date of each fiscal quarter, ACEP’s ratio of consolidated first lien debt to consolidated cash flow be not more than 1.0 to 1.0. As of December 31, 2006, this ratio was less than 1.0 to 1.0. At December 31, 2006, there were $40.0 million of borrowings outstanding under the facility.

Home Fashion

On October 18, 2007, our indirect majority owned subsidiary, WPI, entered into an agreement to sell the inventory at substantially all of its 30 retail outlet stores. The decision to close substantially all of the stores was based on a comprehensive evaluation of long-term growth prospects and strategic value to the WPI business. For the year ended December 31, 2006, our Home Fashion segment had a negative cash flow from discontinued operations of $6.8 million.

Distributions

During 2005, we began to pay distributions to our unitholders. Total distributions of $0.40 per unit were declared and paid during 2006 in an aggregate amount of $25.2 million.

On March 31, 2006, we distributed to holders of record of our preferred units as of March 15, 2006, 539,846 additional preferred units. Pursuant to the terms of the preferred units, on February 27, 2007, we declared our scheduled annual preferred unit distribution payable in additional preferred units at the rate of 5% of the liquidation preference of $10.00. The distribution is payable on March 30, 2007 to holders of record as of March 15, 2007. On February 27, 2007, the number of authorized preferred units was increased to 12,100,000.

Our preferred units are subject to redemption at our option on any payment date, and the preferred units must be redeemed by us on or before March 31, 2010. The redemption price is payable, at our option, subject to the indenture, either all in cash or by the issuance of depositary units, in either case, in an amount equal to the liquidation preference of the preferred units plus any accrued but unpaid distributions thereon.

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 2 of our consolidated financial statements. Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles, or GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Among others, estimates are used when accounting for valuation of investments, recognition of casino revenues and promotional allowances and estimated costs to complete its land, house and condominium developments. Estimates and assumptions are evaluated on an ongoing basis and are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ from estimates.

We believe the following accounting policies are critical to our business operations and the understanding of results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

a. Investment Management

Consolidation

The consolidated financial statements include the accounts of Icahn Enterprises and its wholly and majority owned subsidiaries in which control can be exercised, in addition to those entities in which Icahn Enterprises has a substantive controlling general partner interest or in which it is the primary beneficiary of a variable interest entity. We are considered to have control if we have a direct or indirect ability to make decisions about an entity’s activities through voting or similar rights. We use the guidance set forth in Emerging Issues Task Force (“EITF”) Issue No. 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF No. 04-05”), FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (“FIN 46R”), and SFAS No. 94, Consolidation of All Majority-Owned

Subsidiaries — An Amendment of ARB No. 51, with Related Amendments of APB Opinion No. 18, and ARB No. 43 Chapter 12 (“SFAS No. 94”), with respect to our investments in partnerships and limited liability companies. All intercompany balances and transactions are eliminated.

The accompanying financial statements also include the Investment Management and GP Entities and certain consolidated Private Funds during the periods presented. The Investment Management and GP Entities consolidate those entities in which (i) they have an investment of more than 50% and have control over significant operating, financial and investing decisions of the entity pursuant to SFAS No. 94, (ii) they have a substantive, controlling general partner interest pursuant to EITF No. 04-05 or (iii) they are the primary beneficiary of a variable interest entity pursuant to FIN 46R. With respect to the consolidated Private Funds, the limited partners and shareholders have no substantive rights to impact ongoing governance and operating activities.

The analysis as to whether to consolidate an entity is subject to a significant amount of judgment. Some of the criteria considered include the determination as to the degree of control over an entity by its various equity holders, the design of the entity, how closely related the entity is to each of its equity holders, the relation of the equity holders to each other and a determination of the primary beneficiary in entities in which we have a variable interest. These analyses involve estimates, probability weighting of subjectively determined cash flows scenarios and other estimates based on the assumptions of management.

Revenue Recognition on Management Fee and Incentive Allocation

The Investment Management and GP Entities generate income from amounts earned pursuant to contractual arrangements with the Private Funds. Such amounts typically include an annual management fee of 2.5% of the net asset value before a performance-based, or incentive, allocation of 25% of capital appreciation (both realized and unrealized) earned by the Private Funds subject to a “high water mark” (whereby the General Partners do not earn incentive allocations during a particular year even though the fund had a positive return in such year until losses in prior periods are recovered). Such amounts have been (and may in the future be) modified or waived in certain circumstances. The Investment Management and GP Entities and their affiliates may also earn income through their principal investments in the Private Funds.

The general partner incentive allocations earned from the Private Funds are accrued on a quarterly basis in accordance with Method 2 of EITF Topic D-96, Accounting for Management Fees Based on a Formula (“EITF Topic D-96”), and are allocated to the Onshore GP and the Offshore GP, respectively, at the end ofthe Onshore Fund’s and the Offshore Master Fund I’s fiscal year (or sooner on redemptions). Such accruals may be reversed as a result of subsequent investment performance prior to the conclusion of the Private Funds’ fiscal year.

Compensation Arrangements

The Investment Management and GP Entities have entered into agreements with certain of their employees whereby these employees have been granted rights to participate in a portion of the management fees and incentive allocations earned by the Investment Management and GP Entities, net of certain expenses, and subject to various vesting provisions. The vesting period of these rights is generally between two to seven years, and such rights expire at the end of the contractual term of each respective employment agreement. Up to 100% of the amounts earned annually under such rights may be deferred for a period not to exceed ten years from the date of deferral, based on an annual election made by the employee for the upcoming fiscal year's respective management fee and incentive allocation rights. These amounts remain invested in the Private Funds and generally earn the rate of return of these funds, before the effects of any levied management fees or incentive allocations, which are waived on such deferred amounts. Accordingly, these rights are accounted for as liabilities in accordance with SFAS No. 123R (Revised 2004), Share-Based Payment, and remeasured at fair value each reporting period until settlement.

The fair value of amounts deferred under these rights is determined at the end of each reporting period based, in part, on the (i) fair value of the underlying net assets of the Private Funds, upon which the respective management fees and incentive allocations are based and (ii) performance of the funds in which the deferred amounts are reinvested. The carrying value of such amounts represents the allocable management fees or incentive allocation initially deferred and the appreciation or depreciation on any reinvested deferrals.

These amounts approximate fair value because the appreciation or depreciation on the deferrals is based on the fair value of the Private Funds' investments, which are marked-to-market through earnings on a monthly basis.

Valuation of Investments

The fair value of our investments, including securities sold, not yet purchased, are based on observable market prices when available. Securities of the Private Funds that are listed on a securities exchange are valued at their last sales price on the primary securities exchange on which such securities are traded on such date. Securities that are not listed on any exchange but are traded over-the-counter are valued at the mean between the last “bid” and “ask” price for such security on such date. Securities and other instruments for which market quotes are not readily available are valued at fair value as determined in good faith by the applicable general partner. For some investments little market activity may exist; management’s determination of fair value is then based on the best information available in the circumstances, and may incorporate management’s own assumptions and involves a significant degree of management’s judgment.

b. Holding Company and Other Operations

Accounting for the Impairment of Long-Lived Assets

Long-lived assets held and used by us and long-lived assets to be disposed of, are reviewed for impairment whenever events or changes in circumstances, such as vacancies and rejected leases, indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, we estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the asset an impairment loss is recognized. Measurement of animpairment loss for long-lived assets that we expect to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Commitments and Contingencies — Litigation

On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, we make estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recovery, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.

Use of Estimates in Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.

The more significant estimates include (1) the valuation allowances of accounts receivable and inventory, (2) the valuation of long-lived assets, mortgages and notes receivable, marketable equity and debt securities and other investments, (3) costs to complete for land, house and condominium developments, (4) gaming-related liability and promotional programs, (5) deferred tax assets, (6) oil and gas reserve estimates, (7) asset retirement obligations and (8) fair value of derivatives. Actual results may differ from the estimates and assumptions used in preparing the consolidated financial statements.

Recently Issued Accounting Pronouncements

SFAS No. 155.  On February 16, 2006, the FASB issued Statement No. 155, Accounting for Certain Hybrid Instruments — an Amendment of FASB Statements No. 133 and 140 (“SFAS No. 155”). The statement amends Statement No. 133 to permit fair value measurement for certain hybrid financial instruments that contain an embedded derivative, provides additional guidance on the applicability of SFAS No. 133 and 140 to certain financial instruments and subordinated concentrations of credit risk. The new standard is effective for the first fiscal year beginning after September 15, 2006. The adoption of SFAS No. 155 as of January 1, 2007 did not have any impact on our consolidated financial statements.

EITF 06-3.  In June 2006, the EITF issued EITF Issue 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation) (“EITF 06-3”) to clarify diversity in practice on the presentation of different types of taxes in the financial statements. EITF 06-3 concluded that, for taxes within the scope of the issue, a company may adopt a policy of presenting taxes either gross within revenue or net. That is, it may include charges to customers for taxes within revenues and the charge for the taxes from the taxing authority within cost of sales, or, alternatively, it may net the charge to the customer and the charge from the taxing authority. If taxes are reported on a gross basis, and are significant, an entity should disclose the amounts of those taxes subject to EITF 06-3. The guidance is effective for periods beginning after December 15, 2006. We present sales tax on a net basis in our consolidated financial statements, and the adoption of EITF 06-3 did not have any impact on our consolidated financial position, results of operations or cash flows.

FIN 48.  In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty inIncome Taxes — an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting foruncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50 percent likely to be recognized upon ultimate settlement with the taxing authority is recorded. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening partners’ equity. We adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have a material impact on our consolidated financial statements. See Note 18, “Income Taxes,” to our consolidated financial statements included elsewhere in this Form 8-K, for additional information.

SAB 108.  In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, (“SAB 108”). SAB 108 provides guidance on how to evaluate prior period financial statement misstatements for purposes of assessing their materiality in the current period. If the prior period effect is material to the current period, then the prior period is required to be corrected. Correcting prior year financial statements would not require an amendment of prior year financial statements, but such corrections would be made the next time the company files the prior year financial statements. Upon adoption, SAB 108 allows a one-time transitional cumulative effect adjustment to retained earnings for corrections of prior period misstatements required under this statement. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material affect on our consolidated financial statements.

SFAS No. 157.  In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements and, accordingly, SFAS No. 157 does not require any new fair value measurements. We adopted SFAS No.157 as of January 1, 2007, in conjunction with the adoption of SFAS No. 159, as required. The adoption of SFAS No. 157 did not have any material impact on our consolidated financial statements.

SFAS No. 159.  In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”) which gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings. Additionally, SFAS No. 159 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning partners’ equity.

We adopted SFAS No. 159 as of January 1, 2007 and elected to apply the fair value option to our investment in ImClone. It is our policy to apply the fair value option to all of our investments that would be subject to the equity method of accounting pursuant to APB 18. In the fourth quarter of fiscal 2006, we first applied the equity method of accounting to our investment in ImClone due to changes in ImClone’s board, resulting in our having the ability to exercise significant influence over ImClone. We believe that the quality of the earnings and the value of the investment that we report over time relating to our investment in ImClone are more accurately reflected by the market value methodology of SFAS No. 159 rather than the equity method of accounting. The equity method of accounting would require an appraisal of the fair values of ImClone’s assets and liabilities at the dates that we acquired shares of common stock of ImClone as well as future appraisals should there be any material indications of impairment. We believe that such an appraisal would be subjective given the nature of ImClone’s pharmaceutical operations.

As of the date of adoption, the carrying value of our investment in ImClone was approximately $164.3 million and the fair value of our investment was approximately $122.2 million. In accordance with the transition requirements of SFAS No. 159, we recorded a cumulative effect adjustment to beginning partners’ equity for the difference between the fair value and carrying value on the date of adoption, which reduced partners’ equity by approximately $42.2 million.

As described below in our discussion of the impact of our early adoption of SOP 07-1, we also elected the fair value option for the investments in debt and equity securities held by our consolidated Private Funds.

SOP 07-1.  In June 2007, Statement of Position No. 07-1, Clarification of the Scope of the Audit and Accounting Guide — Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”), was issued. SOP 07-1 addresses whether the accounting principles of the Audit and Accounting Guide for Investment Companies (the “AICPA Guide”) may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. SOP 07-1 applies to reporting periods beginning on or after December 15, 2007, although early application is permitted. The Investment Management and GP Entities adopted SOP 07-1 as of January 1, 2007.

Upon the adoption of SOP 07-1, the Offshore GP lost its ability to retain specialized accounting pursuant to the AICPA Guide for either its equity method investment in the Offshore Master Funds or for its consolidation of the Offshore Fund, and the Onshore GP lost its ability to retain specialized accounting for its consolidation of the Onshore Fund. Both the Offshore GP and the Onshore GP do not meet the requirements for retention of specialized accounting under SOP 07-1, since the General Partners and their affiliates acquire interests for strategic operating purposes in the same companies in which their subsidiary investment companies invest.

However, upon losing their ability to retain specialized accounting, the Investment Management and GP Entities applied SFAS No. 115, Accounting for Investments in Debt and Equity Securities (“SFAS No. 115”), to their investments held by the consolidated Private Funds in debt securities and in those equity securities with readily determinable fair values, as defined by that Statement, and classified such investments as available-for-sale securities and elected the fair value option pursuant to SFAS No. 159. For those equity securities that fall outside the scope of SFAS No. 115 because they do not have readily determinable fair values as defined by that Statement, the Investment Management and GP entities elected the fair value option pursuant to SFAS No. 159 and measured the fair value of such securities in accordance with the requirements of SFAS No. 157. For those investments in which the Investment Management and GP Entities would otherwise account for such investments under the equity method, the Investment Management and GP Entities, in accordance with their acccounting policy, elected the fair value option pursuant to SFAS No. 159 for all such investments. The election of the fair value option pursuant to SFAS No. 159 was deemed to most accurately reflect the nature of our business relating to investments.

Derivative contracts entered into by the consolidated Private Funds continue to be accounted for pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), which was amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (“SFAS No. 138”). These pronouncements require recognition of all derivatives as either assets or liabilities in the balance sheet at their fair value. All changes in the fair values of derivatives held by the consolidated Private Funds are reported in earnings.

FSP FIN 39-1.  On April 30, 2007, the FASB issued FASB Staff Position No. FIN 39-1 (“FSP FIN 39-1”), which amends FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts (FIN 39). FSP FIN 39-1 impacts entities that enter into master netting arrangements as part of their derivative transactions by allowing net derivative positions to be offset in the financial statements against the fair value of amounts (or amounts that approximate fair value) recognized for the right to reclaim cash collateral or the obligation to return cash collateral under those arrangements. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, although early application is permitted. We are currently evaluating the effect, if any, of the adoption of FSP FIN 39-1 on our consolidated financial statements.

FSP FIN 46(R)-7.  In May 2007, the staff of the FASB issued FASB Staff Position on FIN 46(R)-7, Application of FASB Interpretation No. 46(R) to Investment Companies (“FSP FIN 46(R)-7”). The staff position amends FIN 46R to indicate that investments accounted for at fair value in accordance with SOP 07-1 are not subject to consolidation under FIN 46R. The adoption of FSP FIN 46(R)-7 will require the Investment Management and GP Entities to apply consolidation provisions of FIN 46R to their consolidated entities that previously fell within the scope of the AICPA Guide. The adoption of FSP FIN 46(R)-7 will not have any material impact on our consolidated financial statements.

Income Taxes

Except as described below, no provision has been made for federal, state or local income taxes on the results of operations generated by partnership activities as such taxes are the responsibility of the partners. Our corporate subsidiaries account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Icahn Management (and New Icahn Management subsequent to the acquisition on August 8, 2007) is subject to New York City Unincorporated Business Tax, or UBT, at a statutory rate of 4% on a portion of its income. UBT is accounted for under SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Icahn Management accounts for these taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Management periodically evaluates all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets is still needed. In 2006 and 2005, we concluded, based on the projections of taxable income, that certain of our corporate subsidiaries more likely than not will realize a partial benefit from their deferred tax assets and loss carryforwards. Ultimate realization of the deferred tax assets is dependent upon, among other factors, our corporate subsidiaries’ ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used.

Forward-Looking Statements

Statements included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are not historical in nature are intended to be, and are hereby identified as, “forward- looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act and Section 21E of the ’34 Act by Public Law 104-67.

Forward-looking statements regarding management’s present plans or expectations involve risks and uncertainties and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Readers should consider that such statements speak only as of the date hereof.

Certain Trends and Uncertainties

We have in the past and may in the future make forward-looking statements. Certain of the statements contained in this document involve risks and uncertainties. Our future results could differ materially from those statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in this Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2006, and in Part II, Item 1A, “Risk Factors,” in our Quarterly Reports for the quarters ended June 30, 2007 and September 30, 2007, filed with the SEC on August 9, 2007 and November 9, 2007. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those predicted.